UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12

DIODES INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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DIODES INCORPORATED

Notice of Annual Meeting of Stockholders

To Be Held May 22, 2018

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held at the Company’s corporate headquarters, located at 4949 Hedgcoxe Road, Plano, Texas 75024, on Tuesday, May 22, 2018, at 10:00 a.m. (Central Time) for the following purposes:

1.

Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: C.H. Chen, Michael R. Giordano, Keh-Shew Lu, Peter M. Menard, Raymond Soong, Christina Wen-chi Sung and Michael K.C. Tsai.

2.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
3.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Only persons who were stockholders of record at the close of business on March 23, 2018 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and stockholders are encouraged to read it in its entirety.

We have elected to provide access to our proxy materials by notifying you of the availability of our proxy statement and our fiscal 2017 Annual Report to Stockholders over the Internet at www.proxydocs.com/diod. Stockholders may also obtain a printed copy of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be first mailed to stockholders on or about April 6, 2018 or in the enclosed proxy statement.

As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors.

Whether or not you plan to attend the Meeting, YOUR VOTE IS IMPORTANT. Please follow the instructions enclosed to ensure that your shares are voted. If you attend the Meeting, you may revoke your proxy and vote your shares in person. You may revoke your proxy at any time prior to its exercise at the Meeting.

Dated at Plano, Texas, this sixth day of April, 2018.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,
Secretary

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to stockholders.  Stockholders may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name”) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person.  Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

Table of Contents - continued
Proposal Three - Ratification of the Appointment of Independent Registered Public Accounting Firm	65
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees	65
Proposals of Stockholders and Stockholder Nominations for 2019 Annual Meeting	67
Annual Report and Form 10-K	68
Meeting Map and Driving Directions	Back Cover

DIODES INCORPORATED

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

(972) 987-3900

PROXY STATEMENT

ANNUAL MEETING: MAY 22, 2018

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held on Tuesday, May 22, 2018, at 10:00 a.m. (Central Time) at the Company’s corporate headquarters, located at 4949 Hedgcoxe Road, Plano, Texas 75024, and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 23, 2018 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

Matters to be Considered at the Meeting

The matters to be considered and voted upon at the Meeting will be:

1.

Election of Directors. To elect seven persons to the Board, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board’s nominees are: C.H. Chen, Michael R. Giordano, Keh-Shew Lu, Peter M. Menard, Raymond Soong, Christina Wen-chi Sung and Michael K.C. Tsai.

2.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
3.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations of the Board

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of executive compensation and “FOR” the ratification of the appointment of Moss Adams LLP.

Voting Shares Held in “Street Name”

Brokerage firms who are members of the New York Stock Exchange cannot vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares. Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet at www.proxydocs.com/diod. Stockholders will not receive printed copies of the proxy materials unless they have requested us to provide proxy materials in printed form. On or about April 6, 2018, a Notice

1 Diodes Incorporated

of Internet Availability of Proxy Materials (the “Notice”) was first sent to our stockholders of record and beneficial owners.  All stockholders receiving the Notice can request a printed copy of the proxy materials.

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Meeting on the Internet;
•	Request a printed copy of the proxy materials; and
•	Instruct us to send future proxy materials to you by mail or electronically by email on an ongoing basis.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it, and it is your responsibility to notify us of any change to your email address given to us.

The proxy materials include:

•	Notice of Annual Meeting of Stockholders;
•	This Proxy Statement; and
•	The 2017 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you request printed copies of the proxy materials by mail, these materials will also include a proxy card.

How to Vote

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you are a stockholder of record, you may attend the Meeting and vote in person. You will be provided with a ballot at the Meeting.

If you do not wish to attend the Meeting and vote in person, you may vote by proxy. There are three ways to vote by proxy. You may submit a proxy by telephone by calling (855) 686-4804 and following the instructions provided. You may submit a proxy over the Internet at www.proxypush.com/diod by following the instructions provided. If you request and receive a printed copy of the proxy materials by mail, you can submit a proxy by signing and dating the enclosed proxy card and either mailing it in the postage-paid envelope provided to the address stated on the proxy card or transmitting it by facsimile to the Inspector of Elections at (972) 731-3510.

Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 21, 2018. If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy with respect to any matter, the proxy will be voted on such matter as follows: “FOR” the election of the Board’s nominees, “FOR” the approval of executive compensation, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions they provided. If you wish to attend the Meeting and vote in person, you must obtain a proxy executed in your favor from the organization that holds your shares.

2 Diodes Incorporated

Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.

How to Change or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may change your vote by submitting a proxy over the Internet or telephone on a later date (only your last Internet or telephone proxy will be counted), or by filing a written revocation, or a duly executed proxy card bearing a later date, with the Company’s Secretary at the Meeting or at our offices located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 prior to the vote at the Meeting. You may also change your vote by attending the Meeting and voting in person. Attending the Meeting in person will not automatically revoke a previously granted proxy unless you vote at the Meeting or file a written revocation with the Company’s Secretary at or before the Meeting.

If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the brokerage firm, bank, broker-dealer or other organization holding your shares by following the instructions they provided or, if you obtained a proxy in your favor from that organization, by attending the Meeting and voting in person.

Meeting Admission

You are entitled to attend the Meeting only if you were a Company stockholder as of the Record Date, or hold a valid proxy for the Meeting, or are a guest invited by the Company. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the Meeting. If you are not a stockholder of record but hold shares in street name by a brokerage firm, bank, broker-dealer, or other similar organization, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date or similar evidence of ownership. Guests of the Company may be required to show proof of invitations prior to admittance into the Meeting. If you do not provide photo identification or do not comply with the other procedures outlined above, you may not be admitted to the Meeting.

Voting Rights

The authorized capital of the Company consists of (i) 70,000,000 shares of common stock, par value $0.66-2/3 per share (“Common Stock”), of which 49,535,514 shares were issued and outstanding on the Record Date, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), none of which were issued and outstanding on the Record Date. The Common Stock and the Preferred Stock are collectively referred to as the “Stock.”

A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.

Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the stockholders, except that in connection with the election of directors, each stockholder has the right to cumulate votes. Cumulative voting entitles a stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder, or to distribute such stockholder’s votes on the same principle among as many candidates and in such manner as the stockholder shall desire.

If you are a stockholder of record and wish to exercise cumulative voting rights, you must submit a proxy by mail or attend the Meeting and vote in person. Your proxy card or ballot must specify how you want to allocate your votes among the nominees. Telephone and Internet voting facilities do not accommodate cumulative voting. If you hold your shares in street name, contact your brokerage firm, bank, broker-dealer, or other similar organization for directions on how to exercise

3 Diodes Incorporated

cumulative voting rights using their voting instruction card, or to request a legal proxy so that you can vote your shares directly. Discretionary authority to cumulate votes is hereby solicited by the Board. If you return a signed proxy card or submit voting instructions in writing without providing instructions about cumulative voting, or if you submit a proxy by telephone or via the Internet, you will confer on the designated Proxyholders named below discretionary authority to exercise cumulative voting. If they elect to do so, they will be authorized, in their discretion, to cast your votes for some or all of the nominees in the manner recommended by the Board or otherwise in the discretion of the Proxyholders. However, they will not cast any of your votes for a nominee as to whom you have instructed them on your proxy card, voting instruction card or otherwise to withhold a vote. If you do not wish to grant the Proxyholders authority to cumulate your votes in the election of directors, you must explicitly state that objection on your proxy card or voting instruction card, as applicable.

For Proposal 1, our Bylaws provide that, in the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, however, that the Board has adopted a policy requiring that in an uncontested election (such as the election held at this Meeting), each nominee will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” Abstentions and broker non‑votes are not considered a vote cast and, therefore, will have no effect with respect to the election of directors other than to reduce the number of affirmative votes required to elect a director. “Broker non‑votes” are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity. See “Proposal One – Election of Directors” and “Corporate Governance – Director Resignation Policy.”

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions will be included in the number of votes present and entitled to vote on these proposals and, accordingly, will have the effect of a vote “AGAINST” the proposal.  Broker non-votes with respect to these proposals will not be counted as shares present and entitled to vote on these proposals and, accordingly, will not have any effect with respect to the approval of these proposals (other than to reduce the number of affirmative votes required to approve the proposal). The vote with respect to executive compensation is not binding on the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will review the result of this vote and take it into consideration when making future decisions regarding executive compensation.  Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

Of the shares of Common Stock outstanding on the Record Date, 7,765,778 (or approximately 15.7%) were held in the name of Lite-On Semiconductor Corporation. See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance – Certain Relationships and Related Person Transactions,” for additional information about Lite-On Semiconductor Corporation and its subsidiaries and affiliates (“LSC”). On the Record Date, an additional 2,598,969 (or approximately 5.2%) were owned by directors and executive officers of the Company. LSC and each of the directors and executive officers have informed the Company that they will vote “FOR” the election of the Board’s nominees named herein, “FOR” the approval of executive compensation and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

4 Diodes Incorporated

Organizations holding Common Stock in “street name” that are members of a stock exchange are required by the rules of the exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the stockholders. If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to “routine” matters, but not as to “non-routine” matters. When an organization is unable to vote a client’s shares on a proposal, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct the organization that holds your shares as to how to vote such shares, that organization may, in its discretion, vote such Common Stock “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, but not with respect to the election of the nominees to the Board or the advisory vote on executive compensation.

Procedures for Stockholder Nominations and Proposals

Under the Company’s Bylaws, any stockholder generally may submit proposals or nominate one or more persons for election as directors by following the procedures described in this Proxy Statement under “Proposals of Stockholders and Stockholder Nominations for 2019 Annual Meeting.” No notice of a stockholder proposal or nomination was timely received in connection with the Meeting.

Cost of Proxy Solicitation

This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with stockholders of record, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, email or in person to request that the proxies be furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The estimated cost for this proxy solicitation is approximately $60,000.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the designated proxyholders, Dr. Keh-Shew Lu and Richard D. White, members of the Company’s management (the “Proxyholders”), will vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such nominee from serving in such position and to vote such proxy for such substitute nominee.

5 Diodes Incorporated

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock (other than depositories).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Lite-On Semiconductor Corporation (“LSC”) 9F. No. 233-2, Pao-Chiao Road, Hsin-Tien, Taipei-hsien 23115, Taiwan, R.O.C.	7,765,778	(3)	15.7%
BlackRock, Inc. (“BlackRock”) 55 East 52nd Street New York, New York 10022	5,080,603	(4)	10.3%
Victory Capital Management, Inc. ("Victory") 4900 Tiedeman Rd. 4th Floor Brooklyn, Ohio 44144	2,518,479	(5)	5.1%
Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) 2200 Ross Ave., 31st Floor Dallas, Texas 75201	2,590,627	(6)	5.2%
The Vanguard Group (“Vanguard”) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,642,756	(7)	7.4%
Dimensional Fund Advisors LP ("Dimensional") 15660 Dallas Pkwy Ste 850 Dallas, Texas 75248	3,617,794	(8)	7.3%

(1) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.

(2) Based on 49,534,514 shares outstanding as of the Record Date.

(3) LSC is a public company listed on the Taiwan Stock Exchange Corporation and a member of the Lite-On Group of companies. See “Corporate Governance – Certain Relationships and Related Person Transactions” for a discussion of the relationship among LSC, the Company and certain directors and executive officers of the Company.

(4) Based solely on information provided by BlackRock in Schedule 13G/A filed with the SEC on January 23, 2018, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 4,989,865 shares, has sole dispositive power with respect to 5,080,603 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(5) Based solely on information provided by Victory in Schedule 13G/A filed with the SEC on February 7, 2018, reporting beneficial ownership of the Company’s Common Stock.  According to the Schedule 13G/A, Victory has sole voting power with respect to 2,455,212 shares, has sole dispositive power with respect to 2,518,479 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(6) Based solely on information provided by BHMS in Schedule 13G filed with the SEC on February 12, 2018, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G, BHMS has sole voting power with respect to 1,775,180 shares, has shared voting power with respect to 815,447 shares, has sole dispositive power with respect to 2,590,627 shares, and has shared dispositive power with respect to no shares.

(7) Based solely on information provided by Vanguard in Schedule 13G/A filed with the SEC on February 9, 2018, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, Vanguard has sole voting power with respect to 52,500 shares, has shared voting power with respect to 7,419 shares, has sole dispositive power with respect to 3,586,603 shares and has shared dispositive power with respect to 56,153 shares.

(8) Based solely on information provided by Dimensional in Schedule 13G/A filed with the SEC on February 9, 2018, reporting beneficial ownership of the Company’s Common Stock.  According to the Schedule 13G/A, Dimensional has sole voting power with respect to 3,460,722 shares, has sole dispositive power with respect to 3,617,794 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

6 Diodes Incorporated

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each director and director nominee of the Company, (ii) each Named Executive Officer (“NEO”) of the Company (as defined below), and (iii) all directors, director nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Common Shares Underlying Options or Restricted Stock Units (1)	Common Shares	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3) (4)
Directors
Raymond Soong	—	321,750	321,750	(1)	*
C.H. Chen	—	488,229	488,229	(1)	1%
Michael R. Giordano	—	85,325	85,325	(1)	*
Keh-Shew Lu (5)	540,000	1,146,678	1,686,678	(1)(6)(9) (10)	3.4%
Peter M. Menard	—	—	—		*
John M. Stich	—	51,150	51,150	(1)(7)	*
Christina Wen-chi Sung	—	—	—		*
Michael K.C. Tsai	—	25,150	25,150	(1)	*
Named Executive Officers
Richard D. White	204,750	42,275	247,025	(1) (10)	*
Mark King (11)	154,000	22,057	176,057	(1) (10)	*
Julie Holland (13)	29,250	32,712	61,962	(1) (10)	*
Edmund Tang (12)	35,300	51,707	87,007	(1) (10)	*
Francis Tang	77,500	33,510	111,010	(1) (10)	*
All directors and executive officers of the Company as a group (14 individuals including those named above)	1,072,050	2,398,193	3,470,243	(8)	6.7%

* Indicates less than 1%.

(1) Consists of shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by exercising stock options or the vesting of restricted stock units (“RSUs”) or performance stock units (“PSUs”). For further discussion on the Company’s use of equity awards, see “Compensation Discussion and Analysis – Principal Components of Compensation - Long-Term Incentive (LTI) Plan.”

(2) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.

(3) Under Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), certain shares may be deemed to be beneficially owned by more than one person (for example, if a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d) (1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4) Percent of Class is based on 49,534,514 shares of the Common Stock of the Company outstanding as of the Record Date.

(5) Dr. Lu is a member of the Board, the President and the Chief Executive Officer of the Company, and a NEO.

(6) Includes 24,000 shares of Common Stock held in the name of the Lu Family Revocable Trust, 46,150 shares of Common Stock held in the name of an UTMA (Custodial) Trust, and 700,000 shares held in the name of the Lu Grandchildren’s Trust. Dr. Lu is a co-trustee of the Lu Family Revocable Trust and the UTMA (Custodial) Trust. Dr. Lu has voting and investment authority over these shares.

(7) Includes 10,775 shares of Common Stock held in the name of Stich Family Living Trust. Mr. Stich is a member of the Stich Family Living Trust and has voting and investment authority over these shares.

(8) Includes 871,274 shares that all directors, nominees and executive officers of the Company have the right to acquire within sixty (60) days after the Record Date, by exercising stock options or the vesting of RSUs, but excludes an additional 871,274 shares that all directors, nominees and executive officers of the Company will have the right to acquire upon the exercise of stock options or the vesting of RSUs and PSUs, which may vest in installments more than sixty (60) days after the Record Date.

(9) Does not include 62,905, 19,861, 20,332, 7,853 and 18,214 shares of Common Stock subject to PSUs granted on February 21, 2017 to Messrs. Lu, White, King, Edmund Tang and Francis Tang, respectively, that vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) the executive continues to provide services to the Company. Also does not include 63,000, 20,000, 18,000 and 13,000 shares of Common Stock subject to PSUs granted on February 14, 2018 to Messrs. Lu, White and Francis Tang and Ms. Holland respectively, that vest only if (i) the Company achieves a targeted non-GAAP operating income for 2018 through 2020 and (ii) the executive continues to provide services to the Company. Also does not include 63,000, 20,000, 18,000 and 13,000 shares of Common Stock subject to RSUs granted on February 14, 2018 to Messrs. Lu, White and Francis Tang and Ms. Holland, respectively, that vest in four equal annual installments on February 14, 2019, 2020, 2021 and 2022. For further discussion on the operating income performance goal and service condition related to these grants, see “Compensation Discussion and Analysis – Principal Components of Compensation - Long-Term Incentive (LTI) Plan.”

(10) Mr. King resigned as Senior Vice President, Sales and Marketing effective December 14, 2017.

(11) Ms. Holland became Vice President, Corporate Operations on January 8, 2018, succeeding Mr. Tang.

(12) Mr. Tang resigned as Vice President, Corporate Administration effective January 8, 2018.

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PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. Currently, the Board has fixed the number of directors at seven. The Company’s Bylaws further provide for the election of each director at each annual meeting of stockholders.

The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All nominees, except for Peter M. Menard, are currently directors of the Company, and all nominees have indicated their willingness to serve. Unless otherwise instructed, proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that any of the nominees should be unable or unwilling to serve as a director, proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The Company’s Corporate Governance Guidelines provides that a member of the Board will not be eligible to stand for re-election to the Board after attaining the age of 75 provided that the Board may waive the requirement for up to three years for any director.  Prior to the date of this Proxy Statement, Mr. Raymond Soong attained the age of 75, and the Board waived this requirement to allow him to be eligible to stand for re-election to the Board at the Meeting. Also Mr. John M. Stich will not stand for re-election to the Board at the Meeting, and his tenure as a member of the Board will expire on the date of the Meeting.

The seven nominees who receive the highest number of affirmative votes will be elected. The Board has adopted a policy requiring that in an uncontested election (such as the election held at the Meeting), each nominee will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” See “Corporate Governance – Director Resignation Policy.”

None of the nominees were selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among the directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are now, or in the past five years have been, held by any director in a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The following table and discussion sets forth certain biographical information concerning the nominees of the Company as of the Record Date:

Nominees	Age	Position with the Company	Director Since
Raymond Soong	76	Director and Chairman of the Board	1993
C.H. Chen	74	Director and Vice Chairman of the Board	2000
Michael R. Giordano	71	Director	1990
Keh-Shew Lu	71	President, Chief Executive Officer, and Director	2001
Peter M. Menard	64	Nominee	—
Christina Wen-chi Sung	64	Director	2017
Michael K.C. Tsai	64	Director	2010

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Raymond Soong           Director and Chairman of the Board

Chair, Compensation Committee

Chair, Governance and Stockholder Relations Committee

Member, Risk Oversight Committee

Mr. Soong was appointed the Chairman of the Board of the Company in 1993. Mr. Soong is also the Chairman of Co-Tech Development Corporation, LSC, LITE-ON Technology Corporation (“LTC”), and Silitech Technology Corporation (“Silitech”). In 1975, after serving as a senior engineer for RCA Corporation and as a chief engineer for Texas Instruments, Taiwan, Ltd. (“TI Taiwan”), Mr. Soong, together with several of his co-workers, founded Taiwan LITE-ON Electronic Co., Ltd., a manufacturer of electronic components and subsystems. Mr. Soong is a graduate of, and received an Honorary Doctorate from, the National Taipei University of Technology’s Electronic Engineering Department and also received an Honorary Doctorate from National Chiao-Tung University.

As Chairman of the Boards of Co-Tech Development Corporation, LSC, LTC, and Silitech, Mr. Soong has significant board experience, which provides him valuable insight on Board management. With his background in the semiconductor industry as a senior engineer for RCA Corporation and as a chief engineer for TI Taiwan, Mr. Soong also brings extensive experience and knowledge of the semiconductor industry to the Board.

C.H. Chen            Director and Vice Chairman of the Board

Chair, Risk Oversight Committee

Mr. Chen was appointed the Company’s Vice Chairman of the Board in 2005. Mr. Chen is also the Vice Chairman of the Board of LSC, and a board member of LTC, each of which is a member or an affiliate of the Lite-On Group. Mr. Chen is also a board member of Kwong Lung Enterprise Co., Ltd. and Actron Technology Corporation. Mr. Chen served as the Company’s President and Chief Executive Officer from 2000 until 2005. From 1969 to 1990, Mr. Chen held various positions at Texas Instruments Incorporated (“TI”), most recently as the Vice President of TI Taiwan. In 1990, he left TI to found Dyna Image Corporation, which merged with LSC in 2000. Mr. Chen received his Bachelor’s degree in Mechanical Engineering from National Taiwan University.

Mr. Chen has extensive experience in the semiconductor industry, particularly in Asia, including as a director of several Asian semiconductor companies. This experience provides the Board with a valuable perspective on the current and future trends and challenges in the semiconductor industry in Asia. As the Company’s former President and Chief Executive Officer, Mr. Chen’s understanding of the Company enables him to provide advice to the Board on matters concerning the operations of the Company.

Michael R. Giordano            Director

Chair, Audit Committee (Financial Expert)

Mr. Giordano, CIMA, currently serves as Associate Director, Senior Wealth Strategy Associate at the private-banking firm of UBS Financial Services, Inc., having previously served as Senior Vice President-Investment Consulting from when UBS AG acquired PaineWebber, Inc. in 2000 until 2017. PaineWebber, Inc. had acquired his previous employer, Kidder Peabody and Co., Inc., by whom he was employed since 1979. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano also served as Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it, and, from 2001 to 2003, served as a board member of Professional Business Bank, a publicly traded corporation. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his Bachelor’s degree in Aerospace Engineering from California State Polytechnic University and his Master’s degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also completed post-graduate work in International Investments at Babson College and is certified by the Investment Management Consultants Association. He is also certified by the John E.

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Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance.

Mr. Giordano is an experienced leader who has worked in the financial sector for more than 37 years and possesses the skills necessary to lead the Company’s Audit Committee. Having been with UBS Financial Services, Inc. (and its predecessors) since 1979, he has advised numerous public, private, profit, and non-profit organizations in investments and finance. Mr. Giordano’s experience provides the Board with knowledge in financial and accounting matters.

Keh-Shew Lu            Director, President and Chief Executive Officer

Member, Risk Oversight Committee

Dr. Lu was appointed President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. Dr. Lu is also a board member of LTC and Nuvoton, two publicly held companies. Dr. Lu is the founding Chairman of the Asian American Citizen’s Council. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice President and General Manager of Worldwide Mixed-Signal and Logic Products of TI. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI’s worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 to 1997 where he supervised all of TI activities in Asia, excluding Japan. Dr. Lu holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan, and a Master’s degree and a Doctorate in Electrical Engineering from Texas Tech University.

Having worked in the semiconductor industry for more than 40 years and, particularly, having served in various managerial and senior executive capacities at TI, Dr. Lu possesses a wealth of semiconductor management experience. Dr. Lu also is knowledgeable in the role and function of the Board as a result of serving for many years as a board member of several public and private companies.

Peter M. Menard            Nominee

Mr. Menard practiced securities law from 1979 until March 2018. From 1998 until his retirement in March 2018, Mr. Menard was a partner with the international law firm of Sheppard, Mullin, Richter & Hampton, LLP where his principal areas of practice were corporate governance, securities law compliance and corporate transactions. He is a member of the Executive Committee of the Business Law Section of the California Lawyers Association and Chair of the Business & Corporations Section of the Los Angeles County Bar Association, and was an adjunct professor at University of Southern California Gould School of Law where he taught a course in securities regulation. Mr. Menard is a member of the Board of Directors and the Chair of the Strategic Planning Committee of Wayfinders Family Services and a member of the Board of Directors and a member of the Governance Committee and the Audit Committee of Huntington Medical Research Institutes.  He received a Bachelor’s degree in Mathematics from Santa Clara University in 1974 and a Master’s degree in Mathematics in 1976 and J.D. in 1979 from the University of Michigan.

Mr. Menard has 40 years of experience representing publicly traded companies. He brings extensive experience in corporate governance, securities law compliance, corporate social responsibility, shareholder engagement, financial reporting, and executive compensation. He has served of the Board of Directors of multiple nonprofit entities.

Christina Wen-chi Sung   Director

Member, Audit Committee

Member, Compensation Committee

Ms. Sung served as the Chairman of the Taipei Financial Center Corporation, the management company for Taipei 101, from 2012 to 2015. She previously served as a Director for Arcadyan Technology Corporation from 2012 to 2014 and Independent Director for Lite-On IT Corporation from 2009 to 2013. She was also the head of the HSBC Asset Management Group (Taiwan) from 2004 to 2006 and the co-CEO of JP Morgan Chase (Taiwan) in 2003. Ms. Sung has earned numerous accolades, including being named the 2003 Most Influential Business Woman of the Year by Taiwan Commonwealth Magazine, the 2002 Montblanc Business Woman of the Year, the 1998 Best CEO of the Securities

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Industry in Taiwan by the Securities and Futures Development Foundation Golden Goblet Awards, and 1998 Outstanding Business Woman in Taiwan by the Chinese Business Woman’s Association.

Ms. Sung brings extensive directorship and business experience to the Board, and she continues to serve on multiple nonprofit boards, including as a director of Feng Chia University. Ms. Sung received her Bachelor’s degree in English language and literature from Soochow University in 1976 and her Master’s degree in Executive Management of Business Administration from National Cheng-chi University in 2003.

Michael K.C. Tsai          Director

Member, Compensation Committee

Member, Governance and Stockholder Relations Committee

Mr. Tsai has been the Chairman of the Board of Maxchip Electronics Corp. since 2008 and the Chairman of the Board of AP Memory Technology Corp. since 2017. He has been a director of Powerchip Semiconductor Corp. since 1994 and served as its Vice Chairman from 2003 to 2012. Mr. Tsai was the Chairman of the Board of Zentel Electronics Corp. from 2010 to 2016, the Chairman of the Board of uPI Semiconductor Corp. from 2007 to 2011, and the Chairman of the Board and the Chief Executive Officer of Elitegroup Computer Systems, Inc. from 1991 to 1994.  From 1990 to 1994, he served as a board member and an investor representative of Tailink Venture Corp. He was the President and Chief Executive Officer of Esprit Systems, Inc. from 1989 to 1990. He held numerous executive positions in sales, marketing, planning and general management with the Acer Group from 1978 to 1988. Mr. Tsai began his career as an electronic design engineer with Tatung Corp. in 1977. Mr. Tsai received his Bachelor’s degree in Control Engineering and Computer Science from National Chiao-Tung University in Taiwan in 1975.

Mr. Tsai’s decades of experience serving on the boards of numerous technology and semiconductor companies, and holding various management positions in companies in the technology and semiconductor industry, provide an insightful view of the semiconductor industry to the Board. Mr. Tsai also brings a range of boardroom experience and corporate governance knowledge to further strengthen the operation of the Board.

See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance – Certain Relationships and Related Person Transactions” for a discussion of the relationships among Co-Tech Copper Foil Corporation, LTC, LSC, Silitech, and the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES TO THE BOARD SET FORTH ABOVE.

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CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Stockholder Relations Committee and the Risk Oversight Committee (the “Committees”). Each Committee consists of two or more directors who serve at the discretion of the Board. The Board usually makes Committee and Committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each Committee is as follows:

Directors	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee	Risk Oversight Committee
Raymond Soong (1)		Chair	Chair	Member
C. H. Chen (1)				Chair
Michael R. Giordano (1)	Chair (2)
Keh-Shew Lu				Member
John M. Stich (1)(3)	Member		Member
Christina Wen-chi Sung (1)	Member	Member
Michael K.C. Tsai (1)		Member	Member

(1) Independent director (as determined by the Board under the rules of The NASDAQ Stock Market LLC (“Nasdaq”) and, in the case of members of the Audit Committee, the rules of the SEC).

(2) Qualifies as “audit committee financial expert” as the term is defined in Item 407(d) (5) of Regulation S-K promulgated under the Exchange Act.

(3) Mr. Stich is not standing for re-election at the Meeting.

Director Independence

The Board has determined that six of the seven current directors (all directors other than Dr. Lu, our President and Chief Executive Officer) are “independent directors” as shown in the above table, and as the term “independent director” is defined under the rules of Nasdaq. In addition, the Board has determined that Peter M. Menard, a nominee for director, is independent under Nasdaq’s definition of “independent director.” The Board also has determined that each member of its Audit Committee, Compensation Committee and Governance and Stockholder Relations Committee meets the applicable independence requirements prescribed by Nasdaq and the SEC, as does director nominee Mr. Menard.

In making its independence determinations with regard to Messrs. Soong and Chen, the Board considered the relationships described under “Certain Relationships and Related Person Transactions – Relationships and Transactions.” In making its independence determination with regard to Mr. Menard, the Board considered that Mr. Menard was previously a partner at the law firm of Sheppard, Mullin, Richter & Hampton LLP (“Sheppard Mullin”). Sheppard Mullin provides legal services to the Company. The fees paid by the Company to Sheppard Mullin in each of the last three years accounted for 0.2% or less of the revenues of the firm, significantly less than 1% of the revenues of each of the firm and the Company. Mr. Menard retired from Sheppard Mullin in March 2018 and no longer receives any compensation from the firm, other than fixed retirement payments for prior service with the firm.

Audit Committee

The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of non-audit services which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of this Proxy

12 Diodes Incorporated

Statement describes in more detail the Audit Committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.

The Board has determined that each member of the Audit Committee is “independent” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements. The Board also has determined that Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee

The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee also administers the 2013 Equity Incentive Plan (the “2013 Plan”), the 2001 Omnibus Equity Incentive Plan (the “2001 Incentive Plan”), the Company’s 401(k) profit sharing plan (the “401(k) Plan”) and the Company’s non-qualified deferred compensation plan. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined under the rules of Nasdaq.

Governance and Stockholder Relations Committee

The principal purposes of the Governance and Stockholder Relations Committee (the “Governance Committee”) are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the nominees for election at the next annual meeting of stockholders. The Board has determined that each member of the Governance Committee is “independent” as that term is defined under the rules of Nasdaq.

Risk Oversight Committee

The Risk Oversight Committee assists the Board in overseeing the Company’s risk management process by (i) overseeing the Company’s efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks. The Risk Oversight Committee’s oversight provides reasonable assurance that processes are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company’s strategic objectives.

Charters of the Committees

All four Committees operate pursuant to written charters, current copies of which are available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

MEETINGS OF THE BOARD AND COMMITTEES

The following table represents the number of meetings and actions taken by written consent of the Board and the Committees in 2017:

	Meetings Held	Action by Written Consent
Board	4	12
Audit Committee	6	1
Compensation Committee	3	4
Governance Committee	3	—
Risk Oversight Committee	4	—

With the exception of L.P. Hsu, who did not stand for re-election at the 2017 annual meeting, all of the directors attended at least 75% of the total number of meetings of the Board and Committees on which each served held during 2017.

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It is the policy of the Company to require Board members to attend the annual meetings of stockholders, if practicable. Each director, except Mr. Soong, attended the 2017 annual meeting of stockholders.

BOARD LEADERSHIP STRUCTURE

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with the Chief Executive Officer and members of the Board. The Chairman of the Board also has the responsibility, in conjunction with the Chief Executive Officer, to establish effective communications with the Company’s stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. The Vice Chairman of the Board has the responsibility to assist the Chairman of the Board in fulfilling these responsibilities.

Although the Board has no policy requiring the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position is currently held by a different person. Since the early 1990s, the Board has chosen to separate these positions because the Board believes that each position is meant to oversee different tasks. The Chairman of the Board should devote his time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently.

NOMINATING PROCEDURES AND CRITERIA AND BOARD DIVERSITY

Among its functions, the Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the Governance Committee, the Governance Committee considers candidates for director suggested by stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2019 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the Governance Committee’s nominees receive.

Essential criteria for all candidates considered by the Governance Committee include the following:

•	integrity and a commitment to ethical behavior;
•	personal maturity and leadership skills in industry, education, the professions, or government;
•	independence of thought and willingness to deal directly with difficult issues;
•	fulfillment of the broadest definition of diversity, seeking diversity of thought; and
•	broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Governance Committee evaluates additional criteria, including the following:

•	technical expertise in engineering, chemistry, solid state physics or electronics;
•	senior management experience and expertise, especially from leadership roles in semiconductor, information technology or electronics corporations;
•	financial or accounting expertise, generally and as necessary to fulfill the financial requirements of the SEC and Nasdaq regulations;
•	leadership experience in other industries to help the Company better understand the care-abouts in key, targeted industries; and
•	experience in investment banking, commercial lending or other financing activities.

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In selecting nominees for the Board, the Governance Committee evaluates the general and relevant specialized criteria set forth above prior to commencement of the recruitment process, determines whether a nominee fulfills the independence requirements of the SEC and Nasdaq, evaluates recommendations received from other existing members of the Board, reviews the education of the nominee, evaluates the quality of experience and achievement of the nominee, reviews the nominee’s current or past membership on other companies’ boards, determines that the nominee has the ability and the willingness to spend the necessary time required to function effectively as a director (except in extraordinary circumstances, no director shall serve on the board of more than four other public companies), and determines that the nominee has a genuine interest in representing the stockholders and the interests of the Company overall.

If the Governance Committee is evaluating a nominee for re-election, the Governance Committee will review the nominee’s performance, including the following: availability for and attendance at meetings; contribution to Board processes such as information gathering and decision making; accessibility for communication with other directors and management; participation in Committee activities; depth of knowledge of the Company and its industry; the Company’s performance during the nominee’s previous term, in light of the role played by the Board and the nominee in guiding management; and any specialized expertise or experience that has contributed or may contribute to the functioning of the Board or the success of the Company.

The Governance Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company’s employees, customers and suppliers.

The Governance Committee, as well as the full Board, has recommended the Board’s nominees for election at the Meeting. Stockholders have not proposed any candidates for election at the Meeting.

DIRECTOR RESIGNATION POLICY

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election, will tender his or her resignation for consideration by the Board. Subject to certain conditions, the Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation.

The Board will consider and act upon the Governance Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

15 Diodes Incorporated

COMMUNICATIONS WITH DIRECTORS

You may communicate with the chair of our Audit Committee, our Compensation Committee, our Governance Committee or our Risk Oversight Committee or with our independent directors individually or as a group, by writing to any such person or group c/o Richard D. White, Secretary, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, including, but not limited to, the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, provided that any communication that is not distributed will be made available to any independent director upon request.

Communications that include information that would be better addressed by the Company’s ethics and compliance hotline, supervised by the Audit Committee at (855) 316-2192, will be delivered to the Audit Committee.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation of each director, who is not a NEO, for service in 2017:

Name (a)	Fees Earned or Paid in Cash ($) (b)	RSUs ($) (1) (2) (c)	Stock Options ($) (1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Raymond Soong	80,000	575,985	—	—	—	—	655,985
C.H. Chen	80,000	393,813	—	—	—	—	473,813
Michael R. Giordano	100,000	115,197	—	—	—	—	215,197
John M. Stich	90,000	115,197	—	—	—	—	205,197
Christina Wen-chi Sung	90,000	115,197	—	—	—	—	205,197
Michael K.C. Tsai	80,000	115,197	—	—	—	—	195,197

(1) These amounts reflect the value determined by the Company for financial accounting purposes for these awards and do not reflect whether each director has actually realized a financial benefit from the awards. The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2018, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.

(2) Under the Company’s 2017 director compensation arrangements, each non-employee director listed in the table above was granted an award under the 2013 Equity Incentive Plan of 4,300 RSUs on May 16,  2017, except Mr. Raymond Soong and Mr. C.H. Chen, who were granted awards of 21,500 and 14,700 RSUs, respectively, on May 16, 2017.  The per share closing price of our Common Stock on May 16, 2017 was $26.79.

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The following table shows the aggregate number of shares underlying outstanding RSUs and outstanding stock options held by non-employee directors as of December 31, 2017:

Name	RSUs (#)	Stock Options (#)
Raymond Soong	53,750	—
C.H. Chen	36,750	—
Michael R. Giordano	10,750	—
John M. Stich	10,750	—
Christina Wen-chi Sung	4,300	—
Michael K.C. Tsai	10,750	—

Since 2007, each non-employee director of the Company has received a quarterly retainer of $20,000, the Chairman of the Audit Committee has received an additional $5,000 quarterly retainer, and each other member of the Audit Committee has received an additional $2,500 quarterly retainer.

In addition, the following amounts of RSUs, which vest in four equal annual installments commencing on the first anniversary of the date of grant, are annually granted to each non-employee director: Chairman of the Board: 21,500 shares; Vice Chairman: 14,700 shares; and all other directors: 4,300 shares.  The Board may in its discretion modify such director compensation arrangements in the future.   For additional information see, “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee consisted of three directors: Raymond Soong (Chairman), Christina Wen-chi Sung and Michael K.C. Tsai. During 2017, no executive officer of the Company served on the compensation committee (or equivalent) of the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

CORPORATE POLICIES

Anti-Hedging Policy

The Company’s insider trading policy prohibits all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock. No executive officers or directors of the Company currently are parties to a hedge with respect to any shares of Common Stock of the Company.

Anti-Pledging Policy

The Company’s insider trading policy prohibits executive officers and directors from pledging the Company’s securities. Acquiring Company shares on margin also is prohibited. No executive officers and directors of the Company currently are parties to a pledge of any shares of the Common Stock of the Company.

Stock Ownership Policy

Stock Ownership Policy for Directors. The Company’s stock ownership policy provides that all non-employee directors are required to acquire (and thereafter throughout the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer received by them as directors within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment or initial election. All of the directors are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

Stock Ownership Policy for Executive Officers. The Company’s stock ownership policy provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of

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employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
Chief Executive Officer of the Company	6 times annual base salary (excluding bonus)
Senior Vice President or Vice President	2 times annual base salary (excluding bonus)

All of the executive officers are currently or are expected to be in compliance with our stock ownership policy in accordance to the time frame requirements.

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director is determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” to obtain the minimum number of shares of Common Stock. Blackout Period is (i) a period starting on the first day of the third month (March 1, June 1, September 1, December 1) in each calendar quarter and ending two business days after earnings for that calendar quarter have been publicly released (trading can begin on the third business day after announcement); and (ii) any other period of significant corporate activity designated from time to time by the Company.

Stock Retention Policy

In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option is required to retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.

Clawback Policy

In the event the Company is required to restate any interim or annual financial statement filed with the SEC to correct an accounting error due to the material noncompliance of the Company, as a result of misconduct (as defined), with any financial reporting requirement under the federal securities laws, the Board, or any committee of independent directors (as defined in Nasdaq Rule 5605(a)(2)) appointed by the Board (“Independent Committee”), shall review each performance-based award (as defined) paid or granted to or exercised by each covered person (as defined) during the covered period (as defined).

If the Board or the Independent Committee shall determine, in its sole discretion, that (1) a covered person has committed misconduct and (2) the payment, grant, amount, value or vesting during the covered period of any performance-based award would have been different had it been determined, in whole or in part, based on the achievement of the financial results as subsequently restated, then the Board or such Independent Committee may take

18 Diodes Incorporated

such actions as it deems appropriate, to recoup any portion of any such performance-based award that would not have been awarded to the covered person had the financial results been properly reported. The Company shall not take any action more than three years after the end of the covered period.

A copy of each such corporate policy is available on the Company’s website, www.diodes.com, in the “Investors – Corporate Governance” section.

Executive Officers of the Company

None of the executive officers was selected pursuant to any arrangement or understanding, other than that with the executive officers of the Company acting within their capacity as such. Executive officers serve at the discretion of the Board. The following table and discussion sets forth certain biographical information concerning the Company’s executive officers as of the Record Date:

Name	Age	Position with the Company
Keh-Shew Lu (1)	71	President, Chief Executive Officer and Director
Richard D. White	70	Chief Financial Officer and Secretary
Hans Rohrer	69	Senior Vice President, Business Development
Mark King (2)	59	Senior Vice President, Sales and Marketing
Clemente Beltran	48	Vice President, Corporate Supply Chain/Planning and Outsourcing
Julie Holland (3)	56	Vice President, Corporate Operations
Edmund Tang (4)	70	Vice President, Corporate Administration
Francis Tang	63	Vice President, Worldwide Discrete Products
Emily Yang(5)	49	Vice President, Worldwide Sales and Marketing
Evan Yu (6)	57	Vice President, Worldwide Analog Products

(1) See “Proposal One - Election of Directors” for biographical information regarding Dr. Keh-Shew Lu.

(2) Mr. King resigned as Senior Vice President, Sales and Marketing effective December 14, 2017.

(3) Ms. Holland became Vice President, Corporate Operations on January 8, 2018, succeeding Mr. Tang.

(4) Mr. Tang resigned as Vice President, Corporate Administration effective January 8, 2018.

(5) Ms. Yang became Vice President, Worldwide Sales and Marketing effective December 14, 2017, succeeding Mr. King.

(6) Mr. Yu became Vice President, Worldwide Analog Products effective January 8, 2018.

Richard D. White           Chief Financial Officer and Secretary

Mr. White was appointed the Company’s Chief Financial Officer in 2009. From 2006 to 2009, he served as Senior Vice President, Finance. Mr. White has 36 years of senior level finance experience, including 25 years at TI, where he served as Vice President of Finance and Production Planning for MOS memory, Controller for TI’s Asia Pacific Division in Singapore, and various other financial positions in the United States, France and Germany. From 1999 to 2005, he served as the Chief Financial Officer for Optisoft, Inc., and from 2005 to 2006, he served as a Partner of Tatum, LLC. Mr. White, a licensed certified public accountant, holds a Bachelor’s degree in Electrical Engineering from Oklahoma State University and an MBA from the University of Michigan.

19 Diodes Incorporated

Hans Rohrer           Senior Vice President, Business Development

Mr. Rohrer was appointed to his current position in 2008. He previously served as the Chief Executive Officer of Zetex plc from 2005 until it was acquired by the Company in 2008. He began his career in research and development at Diehl Data Systems before working at TI from 1976 to 1980, where he held a variety of engineering and marketing positions. From 1980 to 1998, Mr. Rohrer held several senior managerial positions at National Semiconductor Corporation (“NSM”), including worldwide responsibility for the strategic communication product line activities. Mr. Rohrer led NSM’s European organization from 1990 to 1998 as Vice President and General Manager. From 1999 to 2002, Mr. Rohrer served as President of Taiwan Semiconductor Manufacturing Company Limited – Europe. During his tenure with TSMC he was instrumental in establishing some industry-shaping strategic partnerships and the creation and promotion of the European fabless semiconductor industry.

Mr. Rohrer was the President and Chief Executive Officer of Acuid Corporation from 2002 until becoming the CEO of Zetex plc in 2005. Mr. Rohrer holds a Master’s degree in Electronics from Aalen University and received further business and management education from Stanford University and INSEAD.  Mr. Rohrer also served on several boards of both publicly traded and privately held companies.

Mark A. King            Senior Vice President, Sales and Marketing

Mr. King was appointed Senior Vice President, Sales and Marketing in 2005. He previously served as the Company’s Vice President, Sales and Marketing from 1998 to 2005 and Vice President, Sales from 1991 to 1998. Prior to joining the Company, Mr. King served for nine years in various sales management positions at Taiwan Lite-On. Mr. King holds a Bachelor’s degree in Business Administration from the University of Arizona.  Mr. King resigned as Senior Vice President, Sales and Marketing effective December 14, 2017.

Clemente “Clay” Beltran           Vice President, Corporate Supply Chain/Planning and Outsourcing

Mr. Beltran was appointed to his current position in 2011. From 2011 through and including 2017, Mr. Beltran also oversaw Quality for Diodes. Prior to joining the Company, he served as Vice President of Business Development in 2011 for Semtech Corporation after serving as its Vice President of Worldwide Operations from 2006 to 2010. Prior to Semtech, Mr. Beltran served as Director of Worldwide Operations Planning and Backend Operations for Intersil Corporation from 2002 to 2006. He served as Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits from 1999 until that company was acquired by Intersil in 2002. He holds a Bachelor’s degree in Mathematics from University of California, Los Angeles, as well as an MBA from Pepperdine University.

Julie Holland           Vice President, Corporate Operations

Ms. Holland joined the Company in 2008 and in January 2018 moved from her position as Vice President, Worldwide Analog Products to Vice President, Corporate Operations. She previously spent over 20 years at TI where she held several key management roles, last serving as director and general manager of the Connectivity Solutions business unit prior to her departure in 2007. Her responsibilities included leading business and technical teams in the United States, Asia and Japan in the development, production and marketing of multiple analog and interface product lines. Prior to joining the Connectivity Solutions business unit, Ms. Holland served at TI as Director, Worldwide Bus Solutions from 2000 to 2001 and as Director, Computer Peripheral and Control Products from 1997 to 1999. She earned her Bachelor’s degree in Physics and Mathematics at Northwestern University and her Master’s degree in Engineering Management at Southern Methodist University. She is an alumna of Leadership America and Leadership Texas, and was named a Fellow of the International Women’s Forum Leadership Foundation.

Edmund Tang           Vice President, Corporate Administration

Mr. Tang was appointed Vice President, Corporate Administration in 2006. He has 35 years of managerial and engineering experience, including 25 years at TI, where he last served as its Vice President and global memory quality manager of the world-wide MOS memory operation from 1997 to 2001, and prior to that he was TI’s Vice President and General Manager of Asia memory operations. From 2002 to 2006, Mr. Tang served as the Asia President of FSI International Inc. (“FSI”), a global supplier of wafer cleaning and processing technology, responsible for FSI’s business in

20 Diodes Incorporated

Taiwan, Singapore, South Korea, and China. Mr. Tang holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering from Southern Methodist University.  Mr. Tang resigned as Vice President, Corporate Administration effective January 8, 2018.

Francis Tang           Vice President, Worldwide Discrete Products

Mr. Tang was appointed to his current position in 2006. He previously served as the Company’s Global Product Manager since 2005. From 2002 until joining the Company, Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by NSM for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a Master’s degree in Electrical Engineering from University of Missouri – Rolla.

Emily Yang   Vice President, Worldwide Sales and Marketing

Ms. Yang was appointed Vice President, Worldwide Sales and Marketing on December 14, 2017. She has been with Diodes since the acquisition of Pericom Semiconductor Corporation in November 2015, where she was Vice President of Global Sales. Prior to that, she held a number of sales management positions with Pericom since 1998, including: Contract Manufacturing Sales Director, Western Regional Sales Director, and Strategic Account Sales Director covering Asia, North America, and Europe. Ms. Yang holds a Bachelor’s degree in Economics from the University of Toronto.

Evan Yu   Vice President, Worldwide Analog Products

Mr. Yu joined the Company in 2008. Prior to being named Vice President, Worldwide Analog Products, Mr. Yu served as Diodes’ Asia President.  Prior to joining Diodes, he was the CEO of Commit Inc., a China TDSCDMA standard 3/4G chip set start-up company from 2003 to 2008. Prior to Commit Inc., Mr. Yu worked at TI for 15 years, where he held several key management roles, including as Asia Vice President of ASP (Application Specific Product and Digital Signal Product) before his departure in 2001. Mr. Yu’s billion-dollar business responsibilities included leading several business developments, marketing and technical units of wireless communication, ASIC, DSP, broadband, and digital still camera business units under his Asia ASP leadership. He studied electrical engineering at Kaoshung Institute of Technology (KIT) and earned his Bachelor’s degree in Electrical Engineering at Tam Kang University in Taiwan.

REPORT OF THE AUDIT COMMITTEE

The Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee comprised of three of the Company’s directors, Michael R. Giordano (Chairman), John M. Stich and Christina Wen-chi Sung. Each member of the Audit Committee meets the independence and experience requirements of Nasdaq and the independence requirements of the SEC. Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including evaluating the effectiveness of its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2017; and
•	obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

21 Diodes Incorporated

The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board generally accepted in the (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee:

•

discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 (formerly, Auditing Standard No. 16) (“Communications with Audit Committees Communication with Audit Committees Concerning Independence”);

•

received and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board as currently in effect (“Independence Discussions with Audit Committees”), and reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2017 was compatible with their independence; and

•

reviewed and discussed with management, the internal auditor, and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s opinion about the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held six (6) meetings during fiscal 2017, and took action by written consent on one (1) occasion.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States) or that the Company’s auditors are independent. Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Dated: March 26, 2018	THE AUDIT COMMITTEE
Michael R. Giordano, Chairman
John M. Stich
Christina Wen-chi Sung

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and all members of the finance department of the Company. The Code of Ethics is available on the Company’s website at www.diodes.com, in the “Investors – Corporate Governance” section. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver.

22 Diodes Incorporated

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Regarding Related Person Transactions

The Audit Committee has adopted a written policy (the “Policy”) to review any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The Policy requires the following:

•

the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•

the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•

before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•

the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

From time to time, the Audit Committee also will review any transaction it deems significant to the Company, including, but not limited to, transactions with Keylink International (B.V.I.) Inc. and its subsidiaries and affiliates (“Keylink”), and Chengdu Ya Guang Electronic Co., Ltd. and its subsidiaries and affiliates (“Ya Guang”). Keylink is the Company’s 5% joint venture partner in the Company’s Shanghai, China manufacturing facilities, and Ya Guang is the Company’s 5% and 2% joint venture partner in the Company’s Chengdu, China manufacturing facilities.

Relationships and Transactions

The Audit Committee reviews all related person transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related person transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.

We conduct business with a related party company, LSC. LSC is our largest stockholder, owning approximately 16% of the Company’s outstanding Common Stock as of the Record Date and is a member of the Lite-On Group of companies. Raymond Soong, our Chairman of the Board, is the Chairman of LSC, Co-Tech Development Corporation, LTC and Silitech. In addition, C.H. Chen, our former President and Chief Executive Officer and our current Vice Chairman of the Board, is also Vice Chairman of LSC and is a board member of Co-Tech Development Corporation and LTC, a significant shareholder of LSC, each of which is a member or an affiliate of the Lite-On Group. Dr. Keh-Shew Lu, our President and Chief Executive Officer and a member of our Board, is a board member of LTC and Nuvoton. L.P. Hsu, a former member of our Board, serves as a consultant to LTC, and he also currently serves as a supervisor of the Board of Directors of Nuvoton.  Several of our directors and executive officers may own LSC common stock and/or hold options to purchase LSC common stock. The Company considers its relationship with LSC to be mutually beneficial, and the Company plans to continue its strategic alliance with LSC.

In 2017, 2016 and 2015, LSC, our largest stockholder, accounted for between 1% and 3% of our silicon wafer supply and our finished goods supply.

23 Diodes Incorporated

We sell products to, and purchase inventory from, companies owned by Keylink. We sold products to companies owned by Keylink, totaling approximately 1% of net sales for each of the years ended December 31, 2017, 2016 and 2015.  In addition, our subsidiaries in China lease their manufacturing facilities in Shanghai from, and subcontract a portion of our manufacturing process (metal plating and environmental services) to, Keylink. We also pay a consulting fee to Keylink. The aggregate amounts paid to Keylink for the years ended December 31, 2017, 2016 and 2015 were approximately $17.1 million, $16.1 million and $17.9 million, respectively.

We purchased silicon wafers from Nuvoton that we use in the production of finished goods, totaling $11.4 million and $10.4 million, respectively, for the years ended December 31, 2017 and 2016. See “Risk Factors – One of our external suppliers is also a related party. The loss of this supplier could harm our business, operating results and financial condition.” in Part I, Item 1A, and Note 14 - “Related Party Transactions,” to the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2018 for additional information.

Notwithstanding such relationships and transactions, the Board determined that each of Messrs. Soong, Chen and Hsu is independent under the rules of Nasdaq and the SEC at the relevant times.

Mr. Kevin Chou, the son-in-law of Dr. Keh-Shew Lu, the Company’s President, Chief Executive Officer and a member of the Board, is employed by the Company as Consolidation Accounting Manager.  He has been an employee since 2009. For 2017, Mr. Chou’s total cash compensation was approximately $179,146, and his total equity compensation was 1,500 RSUs, which vest in four equal annual installments.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.

Specific due dates for these reports have been established by the SEC, and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed by the Company’s directors and executive officers with the SEC during the most recent fiscal year ended December 31, 2017, two Forms 4 for Mr. Mark King, representing three transactions, were not filed timely, due to the Company not receiving timely notification of the transactions.   Three transactions for Lite-On Semiconductor Corporation occurring over two days were not filed timely due to the Company not receiving timely notification of the transactions.  A grant of restricted stock for Christina Sung Wen-Chi was not filed timely as a result of delays in receiving a Central Index Key Number.

24 Diodes Incorporated

PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION

At the Meeting, the stockholders are being asked to approve the compensation of the NEOs as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure below in “Executive Compensation.”

At the Company’s 2017 annual meeting of the stockholders, the Company’s stockholders voted in favor of providing stockholders an advisory vote on the approval of the compensation of the Company’s NEOs on an annual basis.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. See “Compensation Discussion and Analysis” and “Executive Compensation” for information about our executive compensation programs, including information about the fiscal 2017 compensation of the NEOs.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Executive Compensation.”

Approval of the compensation paid to the NEOs, as disclosed below pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting.

This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION.”

25 Diodes Incorporated

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) explains the design and operation of the Company’s compensation program for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “NEOs”).

Our NEOs for fiscal 2017 were:

Name	Position with the Company
Dr. Keh-Shew Lu	President and Chief Executive Officer ("CEO") and a member of the Board
Richard D. White	Chief Financial Officer and Secretary
Mark A. King (1)	Senior Vice President, Sales and Marketing
Julie Holland (2)	Vice President, Corporate Operations
Edmund Tang (3)	Vice President, Corporate Administration
Francis Tang	Vice President, Worldwide Discrete Products

1.  Mr. King resigned as Senior Vice President, Sales and Marketing effective December 14, 2017.

2.  Ms. Holland became Vice President, Corporate Operations on January 8, 2018, succeeding Mr. Tang.

3.  Mr. Tang resigned as Vice President, Corporate Administration effective January 8, 2018.

EXECUTIVE SUMMARY

2017 “Say-on-Pay” Vote

At our 2017 annual meeting of stockholders, our stockholders approved, by a vote of approximately 98% of the shares represented in person or by proxy (not counting abstentions and broker non-votes), the compensation paid to our NEOs as presented in the proxy statement for the 2017 annual meeting of stockholders.  In light of this favorable “say on pay” vote, the Compensation Committee did not materially adjust the Company’s compensation program for 2018.

Redesign of Our 2017 Executive Compensation Program

Our stockholders’ approval of the “say-on-pay” vote in 2017 was at approximately 98%, following a 39% favorable vote in 2016.  We attribute the increase in favorable support to changes we made to our compensation practices after discussions with our stockholders, proxy advisory firms and Pearl Meyer & Partners, LLC (“Pearl Meyer”), a leading compensation consulting firm.  Based upon such discussions, we took the following actions to implement a best-in-class executive compensation program for implementation for 2017:

•Replaced the 700,000 performance restricted share awards (“PRSAs”) granted to Dr. Lu in 2015 (the “2015 Awards”) with 62,905 performance stock units (the “Modified Awards”) subject to more stringent vesting and performance criteria than the 2015 Awards they replaced.

•Implemented new annual bonus and long-term incentive (“LTI”) plans that use the same approach to granting awards for the CEO, all other NEOs and other executive officers.
•Restructured our annual bonus plan to determine actual payouts using a formula linked to specific goals that are heavily weighted toward financial performance.
•Restructured our annual bonus plan to determine actual payouts based on financial metrics (80% for 2017 and 2018) and specific strategic targets (20% for 2017 and 2018).
•Designed LTI plan awards to vest based upon actual results over a three-year, cumulative performance period relative to pre-established threshold, target and maximum performance levels.
•Aligned the LTI plan equity mix with market practice by ensuring at least half (50%) of long-term incentives are performance-based.

26 Diodes Incorporated

2017 Business Summary

We accomplished many important financial, strategic and operational objectives in fiscal 2017, including:

•Revenue for fiscal 2017 was a record $1.1 billion, an increase of 11.9% from the $942.2 million in fiscal 2016.
•Gross profit for fiscal 2017 was a record $356.8 million, an increase of 24.3% from the $286.9 million in fiscal 2016.
•Gross profit margin for fiscal 2017 increased to 33.8% from 30.5% for fiscal 2016.
•Income from operations for fiscal 2017 increased to $80.4 million, or 7.6% of revenue, from $38.1 million, or 4% of revenue, for fiscal 2016.

•The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act caused the Company to record a provisional tax expense of approximately $45.9 million, which was included as a component of income tax expense from continuing operations in the fourth quarter of 2017.

•Net loss for fiscal 2017 was a loss of $1.8 million, or $0.04 per diluted share, due to the impact of the Tax Act, compared with net income of $15.9 million, or $0.32 per diluted share, for fiscal 2016, Non-GAAP earnings per share, our bonus financial measure, was $1.37 in 2017, compared to $0.77 in 2016. (See the table below for a reconciliation between GAAP earnings per share and non-GAAP earnings per share.)

•Achieved a record $181.1 million of cash flow from operations, and $70.0 million of free cash flow, including $111.2 million of capital expenditures. Net cash flow was a negative ($44.0) million, which includes the pay down of $159.9 million of long-term debt and $8.7 million for the repurchase of our Common Stock.

•As of December 31, 2017, the Company had approximately $208.4 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $268.1 million, and working capital was approximately $415.2 million.

•We achieved record revenue in fiscal 2017 in our computing, communications and automotive end markets.
•Our automotive market reached 8% of revenue.
•We completed the shutdown and relocation of our wafer fabrication facility located in Lee’s Summit, MO.

The following table provides additional information concerning our performance in fiscal 2017 compared to fiscal 2016.

Description	2017	2016
Net sales	$1,054.2	$942.2
Gross profit	356.8	286.9
Income from operations	80.4	38.1
Diluted net (loss) income per share	(0.04)	0.32
Stock price at fiscal year end	28.67	25.67
Adjusted earnings per share common stockholders - (Non-GAAP)	1.37	0.77
(In thousands except share amounts)

27 Diodes Incorporated

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(unaudited)
(in thousands, except per share data)
	For the 12 Months Ended December 31,
	2017	2016

GAAP net (loss) income - common stockholders	$(1,805)	$15,935
GAAP (loss) earnings per share - common stockholders
Diluted	$(0.04)	$0.32
Adjustments to reconcile net (loss) income - common stockholders to adjusted net income - common stockholders, net of tax:
Amortization of acquisition-related intangible assets	15,201	16,595
Acquisition costs	-	182
Restructuring costs	6,589	-
Inventory adjustments and valuations	-	2,907
Retention costs	229	952
Loss on sale of assets	16	-
Shut-down related costs	1,769	-
Impairment of cost-basis investment	-	2,092
Impairment of long-lived assets	1,214	-
Employee award costs		(282)
Impact of Tax Cuts and Jobs Act	45,908	-
Adjusted net income - common stockholders (Non-GAAP)	$69,121	$38,381

Diluted shares used in computing earnings per share	50,340	49,789
Adjusted earnings per share - common stockholders (Non-GAAP)
Diluted	$1.37	$0.77

28 Diodes Incorporated

OVERVIEW OF COMPENSATION PROGRAM

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate experienced executives to achieve sustainable profitable growth and generate positive cash flow.  Our compensation philosophy is driven by the following guiding principles:

29 Diodes Incorporated

Best-Practice Compensation Governance Features

Our executive compensation program is based upon best-practices.

What We Do		What We Don’t Do
✓	Place heavy emphasis on performance-based variable compensation	✘	Allow option backdating, cash out of underwater options or option repricing
✓	Emphasize long-term equity awards in executive pay mix	✘	Gross up excise taxes upon a change in control
✓	Apply stock ownership guidelines to align executives’ interests with stockholders’ interests	✘	Permit hedging or pledging of Company stock, or short sales and transactions in derivatives
✓	Neutralize the impact of dilution from employee equity grants with a share repurchase program	✘	Provide perquisites to NEOs that are not available to other senior management generally
✓	Include a clawback provision in our incentive plans	✘	Offer enhanced retirement formulas or death benefits
✓	Conduct an annual risk assessment	✘	Provide automatic acceleration of equity awards upon retirement
✓	Engage an independent compensation consultant periodically to ensure alignment with market executive compensation	✘	Provide automatic “single trigger” acceleration of equity or other benefits in the event of a change in control
✓	Have a “double-trigger” equity vesting upon a change in control	✘	Pay dividend equivalents on unearned restricted shares or stock units
✓	Conduct an annual stockholder say-on-pay vote

Components of Compensation

The principal elements of our executive compensation program for 2017 and 2018 are summarized in the table below:

Element	Form	What It Does		How It Links to Performance
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the market, and enables the Company to attract and retain critical executive talent	•	Based on job scope, level of responsibilities, experience, tenure and market levels
Annual (Bonus) Incentive Plan	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value	•	Payouts: 0% to 200% of target, based on results against pre-established goals
			•	Financial Metrics: Earnings per share (“EPS”) and revenue (80% of bonus for 2017 and 2018)
			•	Individual Goals: Tied to specific strategic objectives (20% of bonus for 2017 and 2018)
Long-Term Incentive (LTI) Plan	Equity (Variable)	Provides incentives for executives to execute on longer-term financial and strategic growth goals that drive long-term stockholder value and support the Company’s retention strategy	•	50% of the LTI award is performance-based and 50% vests ratably over a four-year period
•

Performance-based awards can pay out between 0% and 200% of target, based on actual performance compared to pre-established, three-year financial performance targets, subject to a four-year time-based vesting requirement

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Factors Considered in Making Compensation Decisions

Our compensation strategy is flexible and enables us to appropriately differentiate and reward executives by taking into account:

•Company financial and operational performance;

•The executive's individual performance, experience and qualifications;

•The scope of the executive's role;

•The level of total compensation for our other executives; and

•	Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the market in which we compete for talent.

For additional information regarding elements of compensation, please refer to the graphs below in the section entitled “Principal Components of Compensation."

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PAY FOR PERFORMANCE

The chart below illustrates the relative degree of alignment between the total shareholder return ("TSR," defined as stock price appreciation plus dividends) and the CEO's average annualized performance-adjusted compensation ("PAC," defined as salary, actual bonus and the performance-adjusted value of long-term incentives) for Diodes and its Peer Group for 2015, 2016 and 2017. For further information concerning the Peer Group, see “Compensation Review Process – Selection of Peer Group.”

The table below illustrates the change in Dr. Lu’s total direct compensation for 2015, 2016 and 2017:

CEO's Total Direct Compensation
	2015	2016	2017		2017 vs. 2015
Base Salary	$591,750	$633,792	$657,418		11%
Bonus	$460,000	$635,000	$1,483,954		223%

RSU's
Number of shares	110,000	110,000	62,905
Value/share	$25.72	$19.24	$26.26
Value	$2,829,200	$2,116,400	$1,651,885

PSU's
Number of shares	—	—	62,905	(1)
Value/share	—	—	$26.26
Value	—	—	$1,651,885

Stock Options
Number of shares	—	—	—
Value/share	—	—	—
Value	—	—	—

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Total Long-Term Incentive	$2,829,200	$2,116,400	$3,303,770	17%

Total Compensation	$3,880,950	$3,385,192	$5,445,142	40%
Change from previous year	-22%	-13%	61%

(1)  In February 2017, the 700,000 performance restricted share awards (“PRSAs”) which Dr. Lu was entitled to receive between 2015 and 2018 pursuant to his employment agreement (the “2015 Awards”) were modified and replaced with 62,905 performance stock units (the “Modified Awards”).  The Modified Awards cover fewer shares and have more stringent vesting and performance criteria than the 2015 Awards they replaced.  The Modified Awards replace the 2015 Awards and, therefore are intended to be Dr. Lu’s annual equity incentive award grant for 2015.  See “Executive Compensation - Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – CEO Employment Agreement - 2017 Amendment."

Our CEO’s total direct compensation for 2015, 2016 and 2017, as modified for replacement of the 2015 Awards by the Modified Awards, changed by (22%), (13%) and 61%, respectively, compared to the prior year.  Total shareholder return for 2015, 2016 and 2017 was (16.7%), 11.7% and 11.7%, respectively.

Pearl Meyer compared our 2016 executive compensation to the executive compensation of our Peer Group and determined that our 2016 executive compensation was positioned in the 15th percentile overall in terms of total direct compensation.  The relative pay rank for our CEO, other NEOs and other executives by type of compensation is detailed in the following chart:

Pay Rank
Component of Pay (2016)	CEO	Other NEOs	Other Executives	Overall
Base salary	32nd	35th	48th	38th
Cash compensation (base salary + actual bonus paid)	32nd	22nd	46th	30th
Long-term incentives ("LTI")	12th(1)	11th	22nd	14th
Total direct compensation (cash compensation + LTI)	<10th	<10th	29th	15th

Because the relative pay rank of each of our NEO’s 2016 total direct compensation, both overall and by component of pay, was less than the median of our Peer Group, the Compensation Committee did not obtain an executive compensation survey of our 2017 executive compensation.  See “Compensation Review Process – The Role of the Independent Consultant.”

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PRINCIPAL COMPONENTS OF COMPENSATION

2017 Pay Mix

The Compensation Committee set 2017 base salary and target bonus and LTI award levels to align NEOs’ total direct compensation with the 50th percentile of the market, based on a survey of our 2016 executive compensation prepared by Pearl Meyer.  The charts below illustrate the relative composition of 2017 total direct compensation for our CEO and our other NEOs.

Base Salaries

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account each executive officer's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, as well as the Company’s performance and the current year’s change in the cost of living.  The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

Consistent with our compensation philosophy, base salaries represent a fixed portion of total compensation and may generally be at or lower than the median base salaries paid to officers with comparable duties by other companies of similar size in the semiconductor industry.

The following table shows each NEO’s annualized base salary for 2015 to 2017 and the percentage change in each NEOs’ annualized base salary from the prior year.  The average increase in the NEOs’ base salaries from 2015 to 2017 was 3%, which was consistent with Company-wide salary increases.

Annualized Base Salary
	2015	2016		2017
Name	Salary ($)	Base Salary ($)	% change	Base Salary ($)	(%) Change
Keh-Shew Lu	623,000	641,500	3%	660,750	3%
Richard D. White	378,000	389,500	3%	401,200	3%
Mark A. King	366,000	377,000	3%	388,300	3%
Julie Holland (1)	N/A	N/A	N/A	297,150	N/A
Edmund Tang	341,000	351,500	3%	362,050	3%
Francis Tang	334,000	344,000	3%	354,300	3%

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(1) Ms. Holland became Vice President, Corporate Operations on January 8, 2018, succeeding Mr. Edmund Tang.  Prior to such appointment she was Vice President, Worldwide Analog Products.

Annual (Bonus) Incentive Plan

Annual incentives reward both the achievement of short-term financial goals, as well as the execution of activities to advance our strategic priorities, which support near-term financial performance and long-term strategic objectives.  Our annual bonus plan for 2017 and 2018 was simple, formulaic and responsive to investor feedback:

This table illustrates the structure of the plan for 2017 and 2018:

Annual Incentives – Plan Structure
Weighting	Performance Objectives	Metrics
80%	Financial Metrics	Non-GAAP Earnings Per Share (EPS) and Revenue
20%	Strategic Priorities	Examples of strategic initiatives include, but are not limited to: • Improve product quality • Increase market share • Develop new products • Increase % of revenue from automotive industry

Both the financial metrics and the strategic priorities are set at the beginning of the year and on an absolute basis. The schedule below sets forth the annual incentives to be paid as a percentage of target.  Performance below or above target will result in an award ranging from 0% to a maximum of 200% of target.

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The Compensation Committee chose to use EPS and revenue as the primary measures for 2017 and 2018 to keep our NEOs focused on profitability and profitable growth.  The Compensation Committee determined these measures to be appropriate since they are measures used by our peers in evaluating performance and are commonly used by stakeholders in the evaluation of company performance.  Achieving goals in both of these areas is critical to driving short-term results that have long-term impact on value creation.  The strategic initiatives will be evaluated based upon demonstrated performance against the specific pre-determined targets.

Annual Incentives – Financial Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% of target and 100% and

120% of target is interpolated between the end points identified above.

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The following table sets forth the performance targets established by the Compensation Committee for fiscal 2017 and the results achieved by the Company:

	Weighting	2016	Target	Actual	Performance vs. Target
Financial Objectives (80% of award) (1)
Net sales (thousands)	30%	$942.2	$1,000.0	$1,054.2	Exceeded
Non-GAAP diluted earnings per share	70%	$0.77	$0.94	$1.37	Exceeded
(1) These financial objectives represent a 6% increase over the Company’s revenues for fiscal 2016 and a 22% increase over the Company's non- GAAP diluted earnings per share for fiscal 2016.

Strategic Objectives (20% of award)
Improve product quality					Achieved
Increase market share					Achieved
Develop new products					Achieved
Increase % of revenues from automotive industry					Achieved

The following payout percentages, as a percent of target opportunity, were calculated based upon the weight of each performance objective and the results set forth above:

Performance Objective	% Attained	% Payout	Weight	Actual Percent as % of Target
Net sales	105	127	24%	121%
Non-GAAP Earnings per share	146	200	56%	137%
Strategic objectives	178	178	20%	100%

Based upon the Company’s 2017 performance, our NEOs received the following bonuses:

Name	Target Bonus as Percentage of Salary	Actual Payout as % of Target	Actual Payout as % of Salary	2017 Bonus
Dr. Keh-Shew Lu	126%	178%	224%	$1,471,247
Richard D. White	70%	178%	125%	500,262
Mark King	70%	178%	125%	484,177
Julie Holland	70%	178%	125%	370,521
Edmund Tang	70%	178%	125%	451,445
Francis Tang	70%	178%	125%	441,782

The following table shows each NEO’s executive bonuses for 2015, 2016 and 2017 and the percentage change from the prior year:

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		2016		2017
Name	2015 $(1)	$(1)	Change (%)	$(1)	Change (%)
Dr. Keh-Shew Lu	460,000	635,000	38%	1,471,247	132%
Richard D. White	155,000	213,500	38%	500,262	134%
Mark King	100,000	137,500	38%	484,177	252%
Julie Holland	N/A	N/A	N/A	370,521	N/A
Edmund Tang	100,000	138,000	38%	451,445	227%
Francis Tang	130,000	180,000	38%	441,782	145%
Total	945,000	1,304,000	38%	3,719,434	185%

(1) Bonus amounts in 2016 and prior years consisted of a performance-based bonus and a discretionary bonus.  In 2017, the Compensation Committee redesigned our executive bonus plan to determine actual payouts using a formula based on financial metrics (80% for 2017) and specific strategic targets (20% for 2017).

This executive bonus plan is operated pursuant to the 2013 Plan which permits the grant of cash awards.  See “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2013 Equity Incentive Plan.”  The executive bonus formula used performance criteria approved by our stockholders.

In early 2018, the Compensation Committee reviewed the design of our annual incentive plan for 2018.  No changes were made to the target awards as a percentage of base salary, the financial objectives, or the relative weight of the financial objectives as compared to the strategic objectives.  The Compensation Committee increased the weighting of the non-GAAP diluted earnings per share from 70% of the financial metric to 80% to emphasize profitability while decreasing the weighting of revenue from 30% to 20%.  The Compensation Committee felt this change is more reflective of the Company’s goal of achieving a 40% gross margin. Due to the sensitivity of earnings per share and revenue forecasts and the correlation of earnings per share to our stock price, the 2018 targets are not being disclosed at this time.  However, the targets will be disclosed at the end of the performance period along with the achievement levels against such targets.

Long-Term Incentive (LTI) Plan

Under the Company's 2013 Plan, the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including, but not limited to, shares of Common Stock, stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance stock units (“PSUs”) and restricted stock. Equity awards encourage our NEOs to execute on longer-term financial goals that drive stockholder value creation and support our retention strategy.

In February 2017, the Committee granted long-term incentive (“LTI”) awards to certain executive officers. Each LTI award consisted of (1) restricted stock units (“RSUs”) which vest over four years and (2) performance stock units (“PSUs”) which contain a time-based vesting requirement of four years and a performance-based vesting condition under which the PSUs will vest upon the Company achieving a cumulative 3-year non-GAAP operating income target for 2017-2019 of $204.6 million.

In February 2018, the Compensation Committee reviewed the design of our LTI plan for 2018. No changes were made to the structure of the plan compared to 2017, except for an increase to the 3-year non-GAAP operating income target for 2018-2020.

The following chart illustrates the structure of the plan for both 2017 and 2018.  The structure of the LTI awards is the same for the CEO and all other NEOs.

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LTI Plan Structure
Weighting	Equity Vehicles	Metrics
50%

Performance-Based Stock Units: Vest according to actual performance compared to pre-established, three‐year absolute financial performance targets, subject to an additional four-year time-based vesting requirement.

For the 2017‐2019 award cycle, the Compensation Committee chose a non-GAAP operating income target of $204.6 million, and increased this target for 2018-2020.
50%	Time-Based Restricted Stock Units: Vest ratably over a four‐year period (i.e., 25% on each anniversary of the award)	N/A

The actual amount of performance-based awards that are earned and vest will be driven by the achievement of the performance metrics at the end of the three-year performance period relative to our three-year absolute performance goals:

LTI Awards Financial Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% of target and between 100% and

120% of target is interpolated between the end points identified above.

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The following table sets forth the number of shares subject to RSUs and PSUs granted to each NEO in 2015, 2016, 2017 and 2018, the grant date fair value of such awards, and the percentage change in such shares and such value from the prior year:

				2016			2017				2018
Name	Shares/Value	2015 RSUs		RSUs		Change (%)	RSUs	PSUs		Change % (1)	RSUs	PSUs	Change % (1)
Dr. Keh-Shew Lu	#	110,000	(2)	110,000	(2)	-	62,905	62,905	(3)	14.4	63,000	63,000	—
		$2,829,200		2,116,400		(25.2)	1,651,885	1,651,885		56.1	1,844,010	1,844,010	12%

Richard D. White	#	26,000		26,000		—	19,861	19,861		52.8	20,000	20,000	—
		$668,720		500,240		(25.2)	521,550	521,550		108.5	585,400	585,400	12%

Mark A. King	#	20,000		20,000		—	20,332	20,332		103.3	—	—	—
		$514,400		384,800		(25.2)	533,918	533,918		177.5	—	—	—

Julie Holland	#	N/A		N/A		N/A	N/A	N/A		N/A	13,000	13,000	N/A
	$	N/A		N/A		N/A	N/A	N/A		N/A	380,510	380,510	N/A

Edmund Tang	#	10,000		10,000		—	7,583	7,583		51.7	—	—	—
		$257,200		192,400		(25.2)	199,130	199,130		107.0	—	—	—

Francis Tang	#	12,000		12,000		—	18,214	18,214		203.6	18,000	18,000	—
		$308,640		230,880		(25.2)	478,300	478,300		314.3	526,860	526,860	10%

(1) Represents the combined number of shares subject to RSUs and PSUs for the given year and the combined grant date values of such RSUs and PSUs, compared to the combined number of shares subject to awards and the combined grant date values of such awards for the prior year.

(2) These awards were granted before the Company significantly revised its executive compensation program in early 2017 based upon stakeholder engagement efforts described above and the recommendations of Pearl Meyer.  For a description of our stakeholder engagement efforts and our revised executive compensation program, see “Executive Summary – 2017 “Say-on-Pay” Vote – Redesign of Our 2017 Executive Compensation Program.”

(3) In February 2017, the 700,000 performance restricted share awards (“PRSAs”) which Dr. Lu was entitled to receive between 2015 and 2018 pursuant to his employment agreement (the “2015 Awards”) were modified and replaced with 62,905 performance stock units (the “”Modified Awards”).  The Modified Awards cover fewer shares and have more stringent vesting and performance criteria than the 2015 Awards they replaced.  The Modified Awards replace the 2015 Awards and, therefore are intended to be Dr. Lu’s annual equity incentive award grant for 2015.  See “Executive Compensation - Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – CEO Employment Agreement - 2017 Amendment."

The Compensation Committee believes that both performance-based and time-based awards are appropriate equity vehicles for a portion of long-term incentive compensation for the Company’s executive officers because both such awards align executive officers’ interests with the interests of stockholders by focusing executive officers on long-term Company performance.  The value of these awards increases if the Company’s stock price increases, and the value of these awards decreases if the stock price declines.  Time-based awards also serve to retain executive officers because they provide executive officers some economic value (if time-based vesting requirements are met) regardless of stock price changes. Performance-based awards encourage NEOs to achieve the specific pre-determined performance objectives selected by the Compensation Committee.

The Compensation Committee’s policy is to grant equity awards annually in recognition of each executive officer's current and potential contributions to the Company. To encourage retention, all awards are subject to a four-year time-based vesting requirement in addition to any performance-based vesting requirement.

In determining equity awards in 2017 and 2018, the Compensation Committee first reviewed the NEOs’ equity awards in light of the executive compensation philosophy that the total compensation (i.e., the aggregate of all cash and equity awards) of the NEOs and all other executive officers should be competitive at the median (50th percentile) with the total compensation paid to executive officers with comparable duties paid by similarly sized companies in the semiconductor

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industry.  The Committee noted that in 2017, excluding the effect of the Tax Act, the Company achieved its 27th consecutive year of profitability and that the Company achieved its goal of $1.0 billion in net sales.

The Committee then reviewed each NEO’s personal performance and contribution to the Company, his or her total compensation in relation to the total compensation paid to executive officers with comparable duties paid by similarly sized companies in the semiconductor industry, the allocation between cash and non-cash components of his compensation, and the size, term and value of the awards made in prior years.  The Compensation Committee believes that each NEO made meaningful contributions in each area of his responsibilities to the growth and profitability of the Company.  The Compensation Committee believes that it has appropriately valued the cash awards and equity awards granted in 2017 and 2018 consistent with the Company’s compensation objectives and philosophy.

COMPENSATION REVIEW PROCESS

When making individual compensation decisions for NEOs, the Compensation Committee takes many factors into account, including the performance of the Company as a whole, the current market conditions, the executive officer’s experience, responsibilities, management abilities and job performance, and pay levels for similar positions at comparable companies.  The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

The Role of the Compensation Committee The Compensation Committee determines the compensation for the executive officers, including the NEOs.  The Compensation Committee meets in an executive session at the beginning of each fiscal year to:

•	Evaluate the performance of the NEOs and all other executive officers during the prior fiscal year;
•	Determine their final annual bonuses, if any, for the prior fiscal year;
•

Determine the threshold, target and maximum bonus opportunity for the current fiscal year for each executive officer as a percentage of base salary, the performance objectives and the formula for computing the bonus; and

•

Determine the mix of stock options, restricted shares and restricted stock units to be granted in the current year, the portion of such equity compensation that will be time-vested or performance-based, and the performance objectives.

At the end of each fiscal year, the Compensation Committee:

•	Certifies satisfaction of the performance objectives; and
•	Determines the preliminary annual bonuses, if any, for all executive officers for such fiscal year.

The Compensation Committee may meet from time to time during the year to assess the adequacy of the Company’s compensation for all executive officers.

The Role of Management The Compensation Committee discusses with, and takes into consideration, the recommendations of the CEO concerning the annual evaluation of the executive officers, except for matters related to his own evaluation and compensation.  The CEO has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives, and recommends salary levels, bonuses and incentive awards of the executive officers, other than himself.

The Role of the Independent Consultant  To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages outside executive compensation consultants that are independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive compensation programs. The Compensation Committee retained Pearl Meyer in mid-2016.  Pearl Meyer advised the Compensation Committee on market best practices and the development of a new program that would be directly responsive to stockholder feedback.  Pearl

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Meyer reported directly to the Compensation Committee. The individuals at Pearl Meyer who provide compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries.

The Compensation Committee intends to undertake an executive compensation survey periodically with the assistance of Pearl Meyer or another independent consulting firm to ensure alignment with market executive compensation. The Compensation Committee’s reason for updating the survey at least every three years as opposed to every year is that the Compensation Committee does not believe that the executive compensation benchmark or the comparable companies are likely to have significant changes every one or two years.

In accordance with its charter, the Compensation Committee analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors:  (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of the firm’s total revenue; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by the firm.  The Compensation Committee has determined based on its analysis of the above factors, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created a conflict of interest.

Selection of Peer Group The Compensation Committee reviews data concerning the pay practices among semiconductor companies of similar size to the Company.  In mid-2016, as part of the redesign of the executive compensation program for 2017, based on the advice of Pearl Meyer, the Compensation Committee updated its compensation peer group.  Because of industry consolidation, it was recommended that the Company revise its peer group to drop those companies affected by recently completed and pending acquisitions and to add additional companies.  Criteria used for inclusion included semiconductor or communications equipment companies, with which the Company competes for executive talent, annual reported revenues ranging from approximately $700 million to $4.0 billion, market capitalization and inclusion in proxy advising firm peer groups.

The resulting peer group (the “Peer Group”) consists of:

Peer Group
Atmel	~~Intersil~~(2)
Cavium, Inc.	Maxim Integrated Products
Cirrus Logic	Microsemi
Cree	ON Semiconductor
Cypress Semiconductor	Plantronics, Inc.
~~Fairchild Semiconductor International~~ (1)	Semtech
Finisar	Silicon Laboratories
Infinera	Synaptics, Inc.
Integrated Device Technology

(1)  Subsequently acquired by ON Semiconductor.

(2)  Subsequently acquired by Renesa.

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ADDITIONAL BENEFITS AND PERQUISITES

Executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid time off in accordance with the Company’s policies (which are also applicable to all employees). Certain executive officers are also provided additional executive benefits and perquisites. For fiscal 2017, the Company provided the following benefits and perquisites to the NEOs:

Benefit	Description
Automobile Allowance	• $1,300 per month for the President and Chief Executive Officer • $1,000 per month for certain NEOs
Health Insurance	• Corporate group insurance
Dental Insurance	• Corporate group insurance
Vision Insurance	• Corporate group insurance
Employee Assistance Program	• Corporate employee assistance program
Retirement Plans

•   401(k) Plan matching contributions of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll (subject to regulations of the Internal Revenue Service)

•   Discretionary 401(k) contribution, the amount of which is to be determined each year.  For 2017, no discretionary contributions were made.

Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation. • Discretionary contribution made by the Company. For 2017, no discretionary contributions were made.
Life Insurance	• Corporate group life insurance in the amount of $700,000
Accidental Death and Dismemberment	• Insured in the amount of $700,000
Business Travel Accident Insurance	• $1,000,000 for accidental death and dismemberment • $500,000 for permanent total disability • $500 per week for up to 52 weeks of accident total disability
Short-Term Disability Insurance	• After elimination period of seven days, 66-2/3% of weekly earnings are paid to a maximum of $3,750 per week.
Long-Term Disability Insurance

•   After elimination period of 180 days, 66-2/3% of basic monthly earnings to a maximum of $15,000 per month (and the duration of such benefit is based on such NEO’s age on the date of his or her disability).

The additional benefits and perquisites provided to NEOs for fiscal 2017 accounted for a nominal amount of the NEOs’ total compensation. The Compensation Committee believes that these benefits and perquisites are consistent with the Compensation Committee’s philosophy to provide a competitive compensation package.

BEST PRACTICES

For a description of the Company’s anti-hedging, anti-pledging, stock ownership, stock retention and clawback policies, see, “Corporate Governance – Corporate Policies.”

COMPENSATION RISK ASSESSMENT

The Compensation Committee has conducted an annual compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the significant proportion of the annual compensation that is based on equity incentives that have long maturities and vesting periods, and the Company’s clawback, stock retention and stock ownership policies that align the NEO’s and other executive officers’ compensation with the interests of the Company’s stockholders.

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POST-TERMINATION AND CHANGE- IN-CONTROL PAYMENTS

The Committee believes that a change-in-control transaction would create uncertainty regarding the continued employment of the Company’s executive officers.  This is because many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company’s executive officers focused on Company business rather than on their personal financial security, the Compensation Committee believes that providing certain of the Company’s executive officers with severance benefits upon certain terminations of employment following an actual or potential change-in-control transaction, is in the best interests of the Company and its stockholders.

Dr. Lu entered into his current employment agreement with the Company as of July 21, 2015 to replace his expired 2009 employment agreement.  In the event that Dr. Lu’s employment by the Company is terminated (a) by the Company for "cause" (as defined), or (b) by him other than for "good reason" (as defined), or (c) due to his death, neither the Company nor he shall have any remaining duties or obligations under the employment agreement, except that:

a)	the Company shall promptly pay or provide to Dr. Lu, or his estate, the annual base salary, prorated through the date of termination,
b)	the Company shall pay to Dr. Lu, or his estate, any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination,
c)	all stock-based compensation previously granted to Dr. Lu shall continue to be governed by the applicable award agreement, and
d)	Dr. Lu shall continue to be bound by the restrictions on the use of trade secrets, “competitive activities” (as defined) and solicitation of employees and independent contractors.

In the event that Dr. Lu’s employment by the Company is terminated by (a) the Company other than for "cause" including a termination by the Company due to Dr. Lu’s “Disability” (as defined), or (b) Dr. Lu for "good reason," neither the Company nor Dr. Lu shall have any remaining duties or obligations under the agreement, except that:

1)	clauses (a) through (d) in the preceding paragraph shall each be applicable,
2)

the Company shall continue to pay or provide to Dr. Lu, or his estate, the annual base salary during the period commencing on the 60th  day after the effective date of such termination and ending on the first anniversary of such effective date, and

3)

the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending on the earlier of 18 months thereafter or the date that the Company is otherwise unable to continue to cover him under its group health plans without penalty under applicable law.

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TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Compensation  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prior to the Tax Act a public company generally will not be entitled to a deduction for non-performance-based compensation paid to an executive officer to the extent such compensation exceeds $1.0 million.  Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company.  The stockholders of the Company have approved each of the Company's incentive plans for the purpose of qualifying those plans under Code Section 162(m).  To qualify for deductibility under Code Section 162(m), the performance goals must be established no later than 90 days from the beginning of the performance period.

While the Compensation Committee has in the past generally intended that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our NEOs consistent with our compensation philosophy for each compensation element.  Moreover, the Tax Act substantially revised Code Section 162(m).  As a result of the Tax Act revisions, effective as of 2018, (1) the commission and performance-based exceptions have been removed (effectively eliminating the tax deduction for annual compensation which is in excess of $1 million), and (2) the group of executives covered by Code Section 162(m) includes the chief executive officer, the chief financial officer, the three other most highly compensated executive officers, and anyone who was previously a covered executive officer with the Company.  While the Tax Act provides some limited transitional relief for certain performance-based compensation awards that may be grandfathered from the elimination of the performance-based compensation exception, this relief is limited an may not be applicable.  Therefore, despite the Compensation Committee’s past efforts to structure executive team incentive awards in a manner intended to be exempt from Code Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that compensation which is in excess of the annual $1 million compensation limit will in fact be deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Code Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Non-qualified Deferred Compensation  For a discussion of the Company's non-qualified deferred compensation arrangements, see “Executive Compensation – Non-qualified Deferred Compensation.”

Accounting for Share-Based Compensation  The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options on the date of grant.  The amount recognized for financial statement reporting purposes for restricted stock and performance stock grants is calculated by multiplying the number of shares subject to the grant by the closing price of the Company’s Common Stock on the grant date.

Limited Change-in-Control Benefits  We provide limited change-in-control severance benefits to Company’s executive officers and do not provide any related tax gross-ups.  See “Compensation Discussion and Analysis – Additional Benefits and Perquisites.”

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REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: March 26, 2018	Respectfully submitted,

The Compensation Committee

Raymond Soong, Chairman
Christina Wen-chi Sung
Michael K.C. Tsai

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EXECUTIVE COMPENSATION

The table below summarizes the compensation for each of the last three fiscal years of (1) each person who served as the Company’s principal executive officer or the Company’s principal financial officer during 2017, (2) the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of 2017 (excluding the amount in column (h)) (collectively, “NEOs”), and (3) up to two additional individuals for whom disclosure would  have been required under clause (2) but for the fact that the individual was not serving as an executive officer at the end of fiscal 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d) (2)	Stock Awards ($) (e) (3)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i) (5)	Total ($) (j)
Keh-Shew Lu (4)	2017	657,418	12,707	3,303,771	—	1,471,247	44	80,215	5,525,358
President and	2016	633,792	—	2,116,400	—	635,000	10	77,067	3,462,259
Chief Executive Officer	2015	591,750	—	2,829,200	—	460,000	-	57,063	3,938,013
Richard D. White	2017	399,175	7,715	1,043,100	—	500,262	244	34,376	1,984,628
Chief Financial Officer and	2016	384,708	—	500,240	—	213,500	121	35,053	1,133,501
Secretary	2015	359,042	—	668,720	—	155,000	(21)	34,000	1,216,762
Mark A. King	2017	386,344	7,467	1,067,837	—	484,177	211,266	38,891	1,984,716
Senior Vice President,	2016	372,417	—	384,800	—	137,500	78,780	39,959	934,676
Sales and Marketing	2015	352,042	—	514,400	—	100,000	(23,331)	38,540	1,004,982
Julie Holland Vice President Corporate Operations (7)	2017	295,653	5,714	594,316	—	370,521	840	22,376	1,288,580
Edmund Tang (6)	2017	360,224	6,963	398,259	—	451,445	2,140	22,376	1,239,267
Vice President,	2016	347,125	—	192,400	—	138,000	1,038	23,053	700,578
Corporate Administration	2015	324,333	—	257,200	—	100,000	97	22,000	703,533
Francis Tang	2017	352,517	6,813	956,599	—	441,782	83,597	22,376	1,780,087
Vice President,	2016	339,833	—	230,880	—	180,000	36,233	23,053	773,766
Worldwide Discrete Products	2015	316,083	—	308,640	—	130,000	7,754	20,477	775,200

(1) Historically each executive officer’s salary was established by the Compensation Committee in May of each year. Beginning in 2017, each executive officer’s salary is established in February of each year.  Amounts shown represent the amounts earned in each fiscal year. Effective February 19, 2018, the base salaries for Dr. Lu and Messrs. White and Francis Tang were $693,750, $421,200, $372,000, respectively, and Ms. Holland was $312,150.

(2) These amounts were earned under the Company’s executive bonus plan. See “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan” for further discussion of the executive bonuses.

(3) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. The value of the equity awards in columns (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported in the Stock Awards column (e) above (in the form of RSUs) are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2018, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments after the date of grant.  In addition to time requirements, in order for performance-based equity awards to vest, certain performance criteria must be met.

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(4) Does not include 600,000 shares of Common Stock in the form of PRSAs granted as long-term, performance incentives to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015.  Each installment would vest only if the Company achieves a net sales target for any fiscal year that exceeds $1 billion.  These shares vested on February 20, 2018, upon the filing on the Company’s 2017 Annual Report on Form 10-K. The 600,000 shares of Common Stock covered by these PRSAs had a grant date fair value of $11.7 million on April 14, 2010, the date of the initial award installment. Also does not include 700,000 shares of Common Stock in the form of PRSAs (the “2015 Awards”) separately granted on July 21, 2015 as long-term, performance incentives to Dr. Lu that were replaced with 62,905 shares of Common Stock in the form of performance stock units granted on February 21, 2017 to replace the 2015 Awards (the “Modified Awards”), which Modified Awards will vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) Dr. Lu continues to provide services to the Company. For further discussion on the net sales target, non-GAAP operating income target and service condition related to these grants, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(5) Certain of the Company’s executive officers receive personal benefits in addition to salary, cash bonuses and share-based compensation, consisting of automobile allowance, medical insurance, dental insurance, vision insurance, employee assistance program, taxable per diem, contributions under the Company’s retirement plans, deferred compensation plan, life insurance payable at the direction of the employee, accidental death and dismemberment insurance (“AD&D”), business travel accident insurance, and short-term and long-term disability insurance. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each NEO:

(6) Mr. Edmund Tang became an NEO during 2016.

(7) Ms. Julie Holland became an NEO during 2017.

The table below sets forth the detail of “All Other Compensation” for each NEO.

Name	Year	Auto Allowance ($)	Health Insurance ($)(a)	Retirement Plans ($)	Life and Disability Insurance ($)(b)	Per Diem ($)(c)	Total ($)(d)
Keh-Shew Lu	2017	15,600	11,245	8,100	3,031	42,239	80,215
	2016	15,600	12,072	7,950	3,031	38,414	77,067
	2015	15,600	11,019	7,950	3,031	19,463	57,063
Richard D. White	2017	12,000	11,245	8,100	3,031	—	34,376
	2016	12,000	12,072	7,950	3,031	—	35,053
	2015	12,000	11,019	7,950	3,031	—	34,000
Mark A. King	2017	12,000	15,760	8,100	3,031	—	38,891
	2016	12,000	16,978	7,950	3,031	—	39,959
	2015	12,000	15,559	7,950	3,031	—	38,540
Julie Holland	2017	—	11,245	8,100	3,031	—	22,376
Edmund Tang	2017	—	11,245	8,100	3,031	—	22,376
	2016	—	12,072	7,950	3,031	—	23,053
	2015	—	11,019	7,950	3,031	—	22,000
Francis Tang	2017	—	11,245	8,100	3,031	—	22,376
	2016	—	12,072	7,950	3,031	—	23,053
	2015	—	9,496	7,950	3,031	—	20,477

(a) Consists of medical, dental, and vision insurance, as well as employee assistance program.

(b) Consists of life, AD&D, business travel accident, and short-term and long-term disability insurance.

(c) Taxable per diem amounts consist of amounts paid to Dr. Lu for reimbursements while staying at his personal residence while traveling on Company business.

(d) The total does not include change in deferred compensation plan benefit value, if any, which is immaterial.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity incentive plan and the 2013 Plan during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (2) (l)
Keh-Shew Lu (3)	2/21/2017	412,969	825,938	1,651,875	31,452	62,905	125,809	62,905	—	—	3,303,771
Richard D. White	2/21/2017	140,420	280,840	561,680	9,931	19,861	39,723	19,861	—	—	1,043,100
Mark A. King	2/21/2017	135,905	271,810	543,620	10,166	20,332	40,664	20,332	—	—	1,067,837
Julie Holland	2/21/2017	104,003	208,005	416,010	5,658	11,316	22,631	11,316	—	—	594,316
Edmund Tang	2/21/2017	126,718	253,435	506,870	3,791	15,166	15,166	7,583	—	—	398,259
Francis Tang	2/21/2017	124,005	248,010	496,020	9,107	18,214	36,428	18,214	—	—	956,599

(1) The amount shown in column (d) is the actual cash bonus paid for 2017.  This amount consists of any performance-based bonus and any discretionary bonus.  Under the executive bonus formula that established the target bonus for each executive officer (i) 80% of the bonus was tied to the financial metrics of the Company and (ii) 20% of the bonus was tied to individual goals for each NEO.  See “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”

(2) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value reported for stock awards in the form of RSUs is calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 13, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2018, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.

(3) Does not include 600,000 shares of Common Stock in the form of PRSAs granted as long-term, performance incentives to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015.  Each installment would vest only if the Company achieves a net sales target for any fiscal year that exceeds $1 billion.  These shares vested on February 20, 2018, upon the filing on the Company’s 2017 Annual Report on Form 10-K. Also does not include 700,000 shares of Common Stock in the form of PRSAs (the “2015 Awards”) separately granted on July 21, 2015 as long-term, performance incentives to Dr. Lu that were replaced with 62,905 shares of Common Stock in the form of performance stock units granted on February 21, 2017 to replace the 2015 Awards (the “Modified Awards”), which Modified Awards will vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) Dr. Lu continues to provide services to the Company. For further discussion on the net sales target, non-GAAP operating income target and service condition related to these grants, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

CEO Pay Ratio

At end of 2017 Diodes had approximately 8,600 employees worldwide, including approximately 5,500 direct labor personnel, located mainly in Asia.  The annual total compensation for our median employee for 2017 was $9,575 and $5,525,358 for our CEO. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for 2017 was 577 to 1.  In the U.S., Diodes had approximately 250 people with no direct labor personnel.  The annual total compensation for our median U.S. employee for 2017 was $150,143 and the resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median U.S. employee for 2017 was 36 to 1.

We identified the median employee by examining the 2017 compensation data for all individuals, excluding our CEO, who were employed by us as of December 31, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any cost-of-living adjustments in identifying the median employee. We also did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017.

49 Diodes Incorporated

We calculated the median employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the Summary Compensation Table in this Proxy Statement.

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NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

CEO Employment Agreement

2017 Amendment. On February 22, 2017, the Company and Dr. Lu entered into Amendment No. 1 (the “Amendment”) to the Employment Agreement between the Company and Dr. Lu dated as of July 21, 2015. The Amendment provided for the replacement of the 2015 Awards covering 700,000 shares of the Company’s Common Stock granted to Dr. Lu on July 21, 2015 with the Modified Awards covering 62,905 shares, all pursuant to the Company’s 2013 Plan.  The Modified Awards have more stringent vesting and performance criteria than the 2015 Awards they replaced. The Modified Awards replaced the 2015 Awards and, therefore, are intended to be Dr. Lu’s annual equity incentive award granted for 2015. See Exhibit 99.1 to the Current Report on Form 8-K filed on February 27, 2017.

The Modified Awards are eligible to vest upon the achievement of the three-year financial performance measure of cumulative non-GAAP operating income for 2017 through 2019 of $204.6 million (the “Target Performance”). Within ninety days after the end of the performance period, the Committee shall determine the degree to which Target Performance has been achieved (such date of determination is the “Determination Date”) and that will also be the date of vesting for the Target Award.

The target number of PSUs (the “Target Award”) will vest if the Target Performance is achieved. 50% of the Target Award will vest upon achievement of 80% of the Target Performance, and 200% of the Target Award will vest upon achievement of 120% of the Target Performance. Upon achievement of between 80% and 100%, and between 100% and 120%, of Target Performance, the percentage of the Target Award that vests will be decreased or increased on a pro rata basis, with no vesting or payout upon achievement of below 80% of Target Performance and with vesting and payout limited to 200% of the Target Award if the Target Performance exceeds 120%.

If either a Qualifying Termination or a Change of Control, as defined, occurs before the end of the three year- performance period, then the Target Performance and Target Award shall each be pro-rated based on the number of days within the performance period that have elapsed as of the end of the calendar month before the Qualifying Termination or Change of Control.

Upon termination at any time before the earlier of a Qualifying Termination or Change of Control or the Determination Date, all then unvested PSUs shall be forfeited.

2015 Employment Agreement. The following is a summary of Dr. Lu’s employment agreement entered into on July 21, 2015, that was amended as described above on February 22, 2017.  Prior to the Amendment, the employment agreement provided that Dr. Lu would be entitled to (i) receive an annual base salary of $623,000 (changed to $660,750 by the Amendment)  (subject to increase in the discretion of the Company's Board of Directors), (ii) receive grants of the 2015 Awards, covering 700,000 shares of the Company’s Common Stock (replaced with the Modified Awards covering 62,905 shares), (iii) participate in any executive bonus plan of the Company and maintain continued eligibility for additional equity compensation grants, (iv) receive reimbursement for all reasonable and documented business expenses, (v) receive paid vacation in accordance with the Company's vacation policy for employees, (vi) participate in all plans and programs sponsored by the Company for employees in general, (vii) receive a life insurance policy with a death benefit in the amount in effect on the date of the employment agreement ($700,000), and (viii) receive a disability insurance policy in the maximum insurable amount.

The term of Dr. Lu’s employment agreement commenced on July 21, 2015 and shall end on May 31, 2022, unless sooner terminated as provided in the agreement or due to death.  Employment is “at will” and may be terminated by either the Company or Dr. Lu at any time.  See Exhibits 99.1 to the Current Reports on Form 8-K filed with the SEC on July 27, 2015 and February 27, 2017 for a complete copy of the employment agreement and the Amendment thereto between the Company and Dr. Lu.

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2009 PRSAs. On September 22, 2009, the Company and Dr. Lu entered into a stock award agreement pursuant to which the Company granted Dr. Lu 100,000 shares of Common Stock in the form of PRSAs as long-term, performance-based incentives on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015. Each installment would vest only if the Company files with the SEC an Annual Report on Form 10-K for a fiscal year, which Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceeded $1 billion. Any granted shares would be automatically forfeited and returned to the Company if employment was terminated before the Company achieves the net sales target, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death or Disability.

The table in “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” contains 600,000 shares of Common Stock in the form of PRSAs issued in 2010, 2011, 2012, 2013, 2014 and 2015, subject to the net sales target described above, which vested on February 20, 2018.

Executive Bonus Plan

For a description of the Company’s executive bonus plan, including the amount granted to NEOs in 2015, 2016 and 2017, and the method for determining the executive bonuses, see “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”

2001 Omnibus Equity Incentive Plan

The purpose of the 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”) is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and motivate key service providers by providing performance-based benefits. The 2001 Incentive Plan encourages ownership in the Company by such key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, align participants’ and stockholders’ interests. Among other types of awards, SARs, stock options, stock awards, including restricted stock and RSUs, and cash awards, may be granted under the 2001 Incentive Plan. Options granted under the 2001 Incentive Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-qualified stock options.

2013 Equity Incentive Plan

At the 2017 annual meeting of stockholders, the Company stockholders approved an amendment and restatement of the Diodes Incorporated 2013 Equity Incentive Plan (as so amended and restated the“2013 Plan”) to grant stock-based incentive awards to our employees, consultants and directors (collectively, “Selected Participants”). The 2013 Plan was previously approved by our Board on April 14, 2013.  A very brief overview of the 2013 Plan follows:

The purpose of the 2013 Plan is to promote our long-term success and the creation of stockholder value by:

•	Attracting and retaining the services of key employees who would be eligible to receive grants as Selected Participants,
•	Motivating Selected Participants through equity-based compensation that is based upon the performance of our Common Stock, and
•

Further aligning Selected Participants’ interests with the interests of our stockholders, through the award of equity compensation grants which increases their proprietary interest in the Company, to achieve long-term growth over short-term performance.

Certain Key Features of the 2013 Plan are summarized as follows:

•	If not terminated earlier by the Board, the 2013 Plan will terminate on May 28, 2023.
•

Up to a maximum aggregate of 12,000,000 shares of Common Stock may be issued under the 2013 Plan. However, a share that is issued pursuant to an award other than a stock option or SAR shall count as 1.84 shares against this limit.

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•

The 2013 Plan will generally be administered by a committee comprised solely of independent members of the Board. This committee will be the Compensation Committee unless otherwise designated by the Board (the “2013 Plan Committee”). The Board or 2013 Plan Committee may designate a separate committee to make awards to employees who are not officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or are not “Covered Employees” (as defined under Internal Revenue Code (the “Code”) Section 162(m)). Prior to 2018, Code Section 162(m) provided that Covered Employees are the principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer).

•

Employees, consultants and Board members are eligible to receive awards, provided that the 2013 Plan Committee has the discretion to determine (i) who shall receive any awards, and (ii) the terms and conditions of such awards.

•	Awards may consist of incentive stock options (“ISOs”), nonstatutory stock options (“NQSOs”), restricted stock, stock units, SARs, other equity awards and/or performance-based cash awards.
•	Stock options and SARs may not be granted at a per share exercise price below the fair market value of a share of our Common Stock on the date of grant.
•	Stock options and SARs may not be repriced or exchanged without stockholder approval.
•	The maximum exercisable term of stock options and SARs may not exceed eight years.
•	Awards are subject to recoupment of compensation policies of the Company.
•	The 2013 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for conflict of law provisions.

Eligibility to Receive Awards. Employees, consultants and Board members of the Company and certain of our affiliated companies are eligible to receive awards under the 2013 Plan. The 2013 Plan Committee determines, in its discretion, the Selected Participants who will be granted awards under the 2013 Plan. As of the Record Date, approximately 6,700 individuals (including nine executive officers) and six non-employee directors were eligible to participate in the 2013 Plan. With respect to our non-employee directors, the 2013 Plan provides that any non-employee director cannot receive awards in any fiscal year that in the aggregate exceeds 240,000 shares for the Chairperson, 160,000 shares for the Vice Chairperson, and 20,000 for other non-employee directors. Provided that the Board affirmatively acts to implement such a process, the 2013 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2013 Plan) in lieu of fees that would otherwise be paid in cash.

401(k) Plan and Other Retirement Plans

The Company maintains a 401(k) Plan for the benefit of qualified employees at our U.S. locations. Employees who participate in the 401(k) Plan may elect to make salary deferral contributions to the 401(k) Plan up to 100% of the employees’ eligible payroll subject to annual Internal Revenue Code maximum. We currently make a discretionary matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll, which vests over an initial four years. In addition, we may make a discretionary contribution to the entire qualified employee pool, in accordance with the 401(k) Plan. As stipulated by the regulations of the People’s Republic of China, we maintain a retirement plan pursuant to the local municipal government for the employees in China. We are required to make contributions to the retirement plan at a rate between 10% and 22% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, we maintain a retirement plan for the employees in Taiwan, whereby we make contributions at a rate of 6% of the employee’s eligible payroll.

Defined Benefit Plan

In connection with the 2008 acquisition of Zetex, the Company adopted a contributory defined benefit plan that covers certain employees in the United Kingdom. The defined benefit plan is closed to new entrants and frozen with respect to future benefit accruals. The retirement benefit is calculated based on the final average compensation and service of each eligible employee. The Company determined the fair value of the defined benefit plan assets and utilizes an annual measurement date of December 31. At subsequent measurement dates, defined benefit plan assets will be determined based on fair value. Defined benefit plan assets consist primarily of high quality corporate bonds that are denominated

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in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. The net pension and supplemental retirement benefit obligations and the related periodic costs are based on, among other things, assumptions of the discount rate, estimated return on defined benefit plan assets and mortality rates. These obligations and related periodic costs are measured using actuarial techniques and assumptions. The projected unit credit method is the actuarial cost method used to compute the pension liabilities and related expenses.

During the first quarter of 2015, we agreed to a payment plan with the trustees of the defined benefit plan, under which we would make annual contributions each year through 2030, of approximately 2 million British Pounds (“GBP”) (approximately $2.8 million based on a GBP:USD exchange rate of 1.4).  The annual contributions were expected to meet the deficit disclosed in the plan as of April 5, 2013, by December 31, 2030.  The trustees are required to review the funding position every three years, and a further review was carried out as of April 5, 2016. The outcome of the review, as agreed to with the trustees during the first quarter of 2017, was that contributions would continue at the existing level, up to December 31, 2029.  If we fail to reach an agreement with the trustees, as we are required to do every three years, the Pension Regulator in the U.K. could impose contributions on Diodes Zetex Limited or Diodes Zetex Semiconductors Limited, or in limited circumstances could require financial support to be provided to the plan from entities connected or associated with Diodes Zetex Limited or Diodes Zetex Semiconductors Limited. Furthermore, Diodes Zetex Limited and Diodes Zetex Semiconductors Limited remain ultimately liable to fully fund the plan regardless of any failure to agree upon future contributions in respect of a particular actuarial valuation, i.e., if either the plan or those companies were wound up, a debt equal to each company’s share of the entire outstanding deficit at that time (calculated on a statutory conservative basis) would be owed by the relevant company. The expected long-term return on defined benefit plan assets was determined based on historical and expected future returns of the various asset classes. The defined benefit plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve its expected long-term return and is currently invested in a variety of funds representing most standard equity and debt security classes. Trustees of the defined benefit plan may make changes at any time.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by NEOs as of December 31, 2017:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexcercisable (#) (c) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g) (1)		Market Value of Shares of Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Unearned Shares, Units of Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, of Other Rights That Have Not Vested ($) (j)
Keh-Shew Lu (6)	100,000	—	—	15.05	5/28/2019	20,000	(2)	573,400	600,000	(6)	17,202,000
	100,000	—	—	19.28	5/24/2020	55,000	(3)	1,576,850	62,905	(7)	1,803,486
	100,000	—	—	29.21	5/26/2021	82,500	(4)	2,365,275	—		—
	100,000	—	—	19.27	5/21/2022	62,905	(5)	1,803,486	—		—
	80,000	—	—	23.35	6/6/2021	—		—	—		—
	60,000	20,000	—	27.92	5/27/2022	—		—	—		—
Richard D. White	45,000	—	—	15.05	5/28/2019	2,750	(2)	78,843	19,861		569,415
	39,000	—	—	19.28	5/24/2020	13,000	(3)	372,710	—		—
	38,500	—	—	29.21	5/26/2021	19,500	(4)	559,065	—		—
	38,500	—	—	19.27	5/21/2022	19,861	(5)	569,415	—		—
	25,000	—	—	23.35	6/6/2023	—		—	—		—
	18,750	6,250	—	27.92	5/27/2024	—		—	—		—
Mark A. King	39,000	—	—	19.28	5/24/2020	2,500	(2)	71,675	20,332		582,918
	38,500	—	—	29.21	5/26/2021	10,000	(3)	286,700	—		—
	38,500	—	—	19.27	5/21/2022	15,000	(4)	430,050	—		—
	23,000	—	—	23.35	6/6/2021	20,332	(5)	582,918	—		—
	15,000	5,000	—	27.92	5/27/2022	—		—	—		—
Julie Holland	17,000	—	—	29.21	5/26/2021	1,750	(2)	50,173	11,316		324,430
	7,000	—	—	23.35	6/6/2021	4,000	(3)	114,680	—		—
	5,250	1,750	—	27.92	5/27/2022	6,000	(4)	172,020	—		—
	—	—	—	—	—	11,316	(5)	324,430	—		—
Edmund Tang	35,300	—	—	29.21	5/26/2021	2,500	(2)	71,675	7,583		217,405
	—	—	—	—	—	5,000	(3)	143,350	—		—
	—	—	—	—	—	7,500	(4)	215,025	—		—
	—	—	—	—	—	7,583	(5)	217,405	—		—
Francis Tang	9,000	—	—	27.95	5/29/2018	2,500	(2)	71,675	18,214		522,195
	17,000	—	—	19.28	5/24/2020	6,000	(3)	172,020	—		—
	17,000	—	—	29.21	5/26/2021	9,000	(4)	258,030	—		—
	17,000	—	—	19.27	5/21/2022	18,214	(5)	522,195	—		—
	10,000	—	—	23.35	6/6/2021	—		—	—		—
	7,500	2,500	—	27.92	5/27/2022	—		—	—		—

(1) Equity awards vest in four equal annual installments on the first four anniversary dates of the date of grant.

(2) Awards vest in four equal annual installments beginning May 27, 2015

(3) Awards vest in four equal annual installments beginning May 26, 2016.

(4) Awards vest in four equal annual installments beginning May 26, 2017.

(5) Awards vest in four equal annual installments beginning February 21, 2018.

(6) An aggregate of 600,000 shares of Common Stock in the form of long-term, PRSAs have been granted to Dr. Lu in six equal annual installments of 100,000 shares, on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015. Each installment would vest only if the Company files with the SEC on Annual Report on Form 10-K for a fiscal year, which Annual Report contains audited financial statements stating that the Company’s net sales for that fiscal year exceed $1 billion. Any granted shares would be automatically forfeited and returned to the Company if employment is terminated before the Company achieves the net sales target, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death of Disability. The shares vested on February 20, 2018. For further discussion on the net sales target and service condition related to these PRSAs, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table - CEO Employment Agreement – 2009 PRSAs.”

(7) The Company agreed to grant to Dr. Lu 700,000 shares of Common Stock in the form of PRSAs (the “2015 Awards”) on July 21, 2015 as long-term, performance incentives that would vest only if (i) the Company achieves a gross profit goal of $600 million for the four most recently completed fiscal quarters and (ii) Dr. Lu continues to provide services to the Company. On February 22, 2017, the 2015 Awards were replaced by PSUs covering 62,905 shares of Common Stock (the “Modified Awards”) which will vest only if (i) the Company achieves a non-GAAP operating income for 2017 through 2019 of $204.6 million and (ii) Dr. Lu continues to provide services to the Company.  As of the Record Date, no installment of these awards had vested. For further discussion on the gross profit target, non-GAAP operating income target and

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service condition related to the 2015 Awards and the Modified Awards, see “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – CEO Employment Agreement.”

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of RSUs held by NEOs during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Keh-Shew Lu	222,000	527,027	95,000	2,455,200
Richard D. White	30,000	50,400	18,500	480,705
Mark A. King	95,500	610,119	15,000	389,150
Julie Holland	26,000	213,860	7,500	193,445
Edmund Tang	59,150	354,680	10,000	257,550
Francis Tang	22,500	188,753	10,250	283,870

(1) Value realized on exercise or vesting is calculated by (i) multiplying the number of shares acquired upon exercise or vesting by (ii) the difference between the closing price of the Common Stock of the Company on the transaction date and the exercise price, if any, and does not necessarily reflect the actual value realized. The actual value realized depends upon the number of shares actually sold by each NEO, if any.

Equity Compensation Plan Information

 The following table sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	3,508,000	(1)	$22.85	(2)	6,651,610	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	3,508,000		$22.85		6,651,610

(1) Shares issuable pursuant to outstanding options and awards under the 2001 Incentive Plan and the 2013 Plan as of December 31, 2017.

(2) Weighted average exercise price based on 1,228,625 stock options outstanding.

(3) Represents shares of Common Stock that may be issued pursuant to future awards under the 2013 Plan.

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NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan, which permits the Board and eligible employees, including the NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards until designated future dates, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred are credited with earnings or losses based on the participant’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. Upon termination of an executive, a 100% distribution is made after six months has lapsed. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2017, 2016 or 2015. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions. The Company offsets its obligations under the non-qualified deferred compensation plan by investing in the actual underlying investments. These investments are classified as trading securities and are carried at fair value. At December 31, 2017, these investments totaled approximately $8.8 million. Gains and losses in these investments are materially offset by corresponding gains and losses in the deferred compensation plan liabilities.

Non-qualified Deferred Compensation

The following table sets forth certain information related to the non-qualified deferred compensation plan for the NEOs:

Name (a)	Executive Contributions in Last Fiscal Year ($) (1) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Keh-Shew Lu	—	—	44	—	6,573
Richard D. White	—	—	244	—	2,527
Mark A. King	60,075	—	21,266	—	1,402,421
Julie Holland	—	—	840	—	5,490
Edmund Tang	—	—	2,140	—	12,019
Francis Tang	—	—	83,597	—	553,608

(1) Contributions are reported as compensation in the last completed fiscal year in either the “Salary” or the “Bonus” column in the Summary Compensation Table depending on the source of the deferral.

(2) The amounts reported in column (d) are reported as compensation for 2017 in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company. For purposes of this section, certain relevant provisions and terms that are generally applicable and which therefore cover the NEOs are described below:

Dr. Keh-Shew Lu – Employment Agreement and Equity Award Agreements

Payments Upon Termination by the Company Other Than for “Cause” or by the Employee for “Good Reason”

Payments upon termination by the Company other than for “cause” (as defined in Dr. Lu’s employment agreement) or by Dr. Lu for “good reason” (as defined in Dr. Lu’s employment agreement) are governed by his current employment agreement entered into with the Company on July 21, 2015. Dr. Lu’s relationship with the Company is “at will” and may be terminated at the option of either party, for any or no reason whatsoever, with or without cause.

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“Cause” means:

•

the willful and continued refusal of the employee to substantially perform his duties in accordance with his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness), insubordination, or material violation of the Company’s policies, in each case after a written demand for substantial performance is delivered to the employee by the Board which specifically identifies the manner in which the Board believes that the employee has not substantially performed such duties, the acts constituting such insubordination, or such violations of the Company’s policies, as the case may be, and the employee shall have had a reasonable opportunity to remedy the same; or

•	the conviction of, or a plea of nolo contendere by, the employee to a felony; or
•	a charge or indictment of a felony, the defense of which renders the employee substantially unable to perform his duties under his employment agreement.

“Good reason” means:

•	a material diminution in employee’s base salary;
•	a material diminution in employee’s authority, duties or responsibilities as contemplated in his employment agreement;
•	a material change in the geographic location at which employee must perform services; or
•	any other action or inaction that constitutes a material breach by the Company of this employment agreement.

In the event Dr. Lu’s employment is terminated by (a) the Company other than for “cause” (as defined), or (b) Dr. Lu for “good reason” (as defined), (i) the Company shall continue to pay or provide to Dr. Lu the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, (iv) the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (v) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.

However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year in connection with such other employment.

Payments Upon Termination by the Company for “Cause” or by the Employee Other Than for “Good Reason”

In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) Dr. Lu other than for “good reason” (as defined), (i) the Company shall promptly pay or provide to Dr. Lu the annual base salary, prorated through the date of termination, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, and (iv) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.

Payment Upon Termination Due To Death or Disability

Under Dr. Lu’s employment agreement, Dr. Lu is entitled to a life insurance policy with a death benefit in an amount equal to that existing on the date of his employment agreement and/or a disability insurance policy in the maximum insurable amount as defined by such policy. The employment agreement does not provide for a payment to Dr. Lu in the event of termination due to death or disability.

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The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule.

The 2013 Plan generally provides if the executive is terminated due to death or Disability (as defined), the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Except as otherwise stated in the 2001 Incentive Plan or in any of Dr. Lu’s equity award agreements, the 2001 Incentive Plan generally provides that, in the event of a change in control, (1) all of Dr. Lu’s stock options then outstanding shall become fully vested and exercisable as of the date of the change in control and shall terminate at such time as specified in his stock option agreements, and (2) all restrictions and conditions of all Restricted Stock Grants (as defined) then outstanding shall be deemed satisfied as of the date of the change in control.

Except as otherwise stated in the 2013 Plan or in any of Dr. Lu’s equity award agreements, the 2013 Plan generally provides that, (1) in the event of a change in control and/or the Company is a party to a merger, acquisition, reorganization or similar transaction, outstanding equity awards shall be subject to the merger agreement or other applicable transaction agreement, and (2) in the event of a change in control and there is no assumption, substitution or continuation of equity awards pursuant to a merger, acquisition, reorganization or similar transaction, the Compensation Committee of the Board (the “Compensation Committee”) in its discretion may provide that some or all Dr. Lu’s equity awards shall vest and become exercisable as of immediately before such change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement that accelerated vesting of an equity award will be provided if Dr. Lu’s service is terminated without cause by the Company (or its acquirer) within a specified period of time on or after a change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such equity award shall be reduced (or eliminated) to the extent that such reduction (or elimination) would, after taking into account any other payments in the nature of compensation to which Dr. Lu would have a right to receive from the Company and any other person contingent upon the occurrence of a change in control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G.

A change in control, as currently defined in both the 2001 Incentive Plan and the 2013 Plan, means the occurrence of any one (or more) of the following:

•

any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•

a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

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Payment Upon Retirement

Dr. Lu’s employment agreement does not specifically provide for a cash payment to him in the event of his retirement.

Both the 2013 Plan and the 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the unvested stock options will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

Assuming Dr. Lu’s employment was terminated due to his retirement on December 31, 2017, Dr. Lu would only be entitled to exercise his vested stock options.

Mr. Mark A. King - Employment Agreement and Equity Award Agreement

Mr. King resigned as Senior Vice President, Sales and Marketing effective December 14, 2017 and his employment agreement is no longer in effect.

Payment Upon Termination Without Cause

Payments upon termination without “cause” for Mr. King are governed by his current employment agreement entered into with the Company on August 29, 2005. The executive’s relationship with the Company is “at will” and may be terminated at the option of either party, with or without cause.

“Cause” means:

•

the willful and continued refusal of the executive to substantially perform his duties in accordance with his employment agreement, after the Board has provided the executive with written demand for substantial performance and the executive has had reasonable opportunity to remedy it;

•	the conviction of, or a plea of nolo contendere by, the executive to a felony; or
•	a charge or indictment of a felony, the defense of which renders the executive substantially unable to perform his duties under his employment agreement.

In the event employment is terminated by the Company without “cause,” the executive either may (a) commence a one-year paid leave of absence (“LOA”), or (b) forego such LOA and the benefits associated therewith. If the executive chooses to commence the LOA, the potential payments to the executive are as follows:

Payments during the leave of absence. During the LOA, the executive will continue as a full-time employee of the Company, entitled to receive all the benefits provided under his employment agreement, namely: (1) his annual base salary; (2) participation in any executive bonus plan of the Company, prorated to the beginning of the LOA; (3) reimbursement for all reasonable and documented business expenses; (4) paid vacation in accordance with the Company’s vacation policy for employees generally; (5) participation in all plans provided to employees in general; (6) a life insurance policy in the amount in effect on the date of the employment agreement; and (7) a disability policy in the maximum insurable amount.

Payments after the leave of absence. At the end of the LOA, neither the Company nor the executive shall have any further duties under his employment agreement, except that (1) the Company shall continue to pay to the executive, or his estate, the annual base salary for one year, and (2) all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof, determined without regard to the termination of employment.

If the executive chooses to forego the LOA and the benefits associated therewith, the vesting of any options, restricted stock or RSUs awarded to the executive and his ability to exercise them upon termination will be governed by the terms of the 2013 Plan and the 2001 Incentive Plan and his equity award agreements. The 2001 Incentive Plan generally provides, that if the executive is terminated for any reason other than death or “permanent disability” (as defined), the

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award will be exercisable until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for three months after the termination date of the executive.

The 2013 Plan generally provides if the executive is terminated for any reason other than for Cause (as defined) or death or Disability (as defined), then the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within three months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon Termination With Cause

The employment agreement does not provide for a payment to the executive in the event of termination with cause. Although executive’s employment agreement does not provide for payments to the executive in the event of his termination with cause, the executive may exercise his vested stock options, RSUs and/or restricted stock in accordance with corresponding stock plans and equity award agreements.

Payment Upon Termination Due To Death or Disability

The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule. The employment agreement does not provide for a payment to the executive in the event of termination due to death or disability, but he is entitled to receive benefits under the Company’s disability plan or payments under the Company’s life insurance plans as appropriate.

The 2013 Plan generally provides if the executive is terminated due to death or Disability (as defined), then the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Upon a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. A change in control, as currently defined in the 2013 Plan, the 2001 Incentive Plan and the NEO’s current employment agreement, means the occurrence of any one (or more) of the following:

•

any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•

a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

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Payment Upon Retirement

The 2013 Plan, the 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the stock options will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

Richard D. White, Julie Holland, Edmund Tang and Francis Tang

Payment Upon Termination

Because Messrs. White, Edmund Tang and Francis Tang and Ms. Holland do not have employment agreements with the Company, payments upon termination under any circumstance for them are governed by their respective equity award agreements, the 2013 Plan, the 2001 Incentive Plan and Company’s general policies for termination of employees as specified in the Company’s employee handbook. Please refer to the tables below in this Proxy Statement for further discussion of Mr. White’s, Mr. Edmund Tang’s, Mr. Francis Tang’s and Ms. Holland’s payments upon termination under any circumstance.

NEO Payments Upon Termination Events and Change In Control

The following tables assume (i) the triggering event took place on December 31, 2017; (ii) the price per share used to calculate the value of equity awards was $28.67, the closing price per share on December 29, 2017, the last trading day of 2017; (iii) the intrinsic value of nonqualified stock option acceleration is calculated by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that would have been subject to acceleration and $28.67 by the number of shares underlying the unvested nonqualified stock options that would have been subject to acceleration; (iv) the value of RSUs and 2015 Awards acceleration is calculated by multiplying $28.67 by the number of RSUs and 2015 Awards that would have been subject to acceleration; and (v) a performance incentive bonus was earned for 2017 at the level set forth in the “Summary Compensation Table.”

Name	Voluntary Termination or Termination With Cause ($) (1)	Termination Due to Disability or Death ($) (1) (2) (4)	Termination Without Cause ($) (1) (3)	Change in Control ($) (1) (4)
Keh-Shew Lu	5,235,946	30,575,444	2,181,764	29,051,098
Richard D. White	2,020,576	4,174,710	532,503	3,642,207
Mark A. King	1,383,045	3,341,057	2,669,107	2,819,732
Julie Holland	435,578	1,422,623	394,401	1,028,222
Edmund Tang	480,540	1,347,274	480,540	866,734
Francis Tang	854,990	2,402,980	470,255	1,932,726

(1) Includes amounts in the table below that could be realized upon exercising vested stock options:

(2) Such amounts do not include a $700,000 benefit for each NEO paid by the Company's life insurance policy upon death and do not include short- and long-term disability payments for the first year and long-term disability payments for the second year paid by disability insurance policies.

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(3) Reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" on December 31, 2017, and in the case of Mr. King, should he choose to commence the LOA beginning on January 1, 2018. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

(4) Represents the value of the continued vesting of the following shares underlying options, RSUs, and PRSAs upon a death or disability on December 31, 2017:

Name	Amounts ($) (a)
Keh-Shew Lu	3,711,600
Richard D. White	1,488,073
Mark A. King	861,720
Julie Holland	41,178
Edmund Tang	—
Francis Tang	384,735

(a) Amounts assume that all vested stock options as of December 31, 2017 are exercised as of December 31, 2017, and are calculated by multiplying the number of vested stock options by the difference between the exercise price and the closing price of the Company's Common Stock on December 31, 2017.

The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" on December 31, 2017, and the NEO Mr. King and Mr. Liu chose to commence the LOA beginning on January 1, 2018. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

Name	Base Salary ($) (a)	Bonus ($) (b)	Paid Vacation ($) (c)	Medical Benefits ($) (d)	Life Insurance, Disability and AD&D Benefits ($) (e)	Continued Vesting of Share-based Compensation ($) (f)	Total ($) (g)
Keh-Shew Lu	657,418	1,471,247	53,099	25,362	-	-	2,207,126
Richard D. White	-	500,262	32,241	-	-	-	532,503
Mark A. King	772,688	484,177	37,148	24,025	-	1,375,093	2,693,131
Julie Holland	-	370,521	23,880	-	-	-	394,401
Edmund Tang	-	451,445	29,095	-	-	-	480,540
Francis Tang	-	441,782	28,473	-	-	-	470,255

(a) For purposes of determining this amount, Dr. Lu would receive his current base salary for one-year following the termination and Mr. King would receive his current base salary during the LOA and the one-year period following the LOA. For the executive on LOA, the base salary will be paid over the year, in accordance with the Company's payroll practices. Payment of the base salary for the one year period following the LOA will be paid in a lump sum.

(b) Any bonus amount would be prorated based on days employed in 2017 and calculated using actual 2017 results per the performance criteria in accordance with the Company's executive bonus plan.

(c) Reflects the estimated lump sum value of 18-month accrual of paid vacations.

(d) Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans for 18 months for Dr. Lu and during the LOA for Mr. King.

(e) In the event of termination without cause, the Company does not continue to provide benefits under the life, disability, and accidental death and dismemberment insurance plans.

(f) Mr. King’s employment agreement provides for unvested stock options to continue to vest in the event of termination without cause.

(g) Assuming Mr. King chose to commence a one-year LOA beginning on January 1, 2018 if his employment was terminated without "cause," the estimate of the payments and benefits that he would receive are reflected in the above table.  Dr. Lu's employment agreement provided certain payments and benefits of LOA if his employment was terminated with "cause."  Because Messrs. White, Edmund Tang and Francis Tang and Ms. Holland do not have employment agreements with the Company, no estimates of payments or benefits are reflected in the above table.

63 Diodes Incorporated

Name	Stock Options (#)	RSUs (#)	PSU (#)	Total (#)
Keh-Shew Lu	20,000	220,405	662,905	903,310
Richard D. White	6,250	55,111	19,861	81,222
Mark A. King	5,000	47,832	20,332	73,164
Julie Holland	1,750	23,066	11,316	36,132
Edmund Tang	2,500	22,583	7,583	32,666
Francis Tang	2,500	35,714	18,214	56,428

(a) This column includes the 600,000 2009 PRSAs that vested on February 20, 2018 for Dr. Lu.

64 Diodes Incorporated

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Professional services rendered by Moss Adams LLP for 2017 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, services related to filings with the SEC and meetings with the Company’s Audit Committee. All professional services rendered by Moss Adams LLP during 2017 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

For the fiscal years ended December 31, 2017 and 2016, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2017	2016
Audit Fees (1)	$1,289,522	$1,397,227
Audit-Related Fees (2)	6,585	4,975
Tax Fees, professional services related to income tax.	—	—
All Other Fees, not included above.	—	—
Total	$1,296,107	$1,402,202

(1) Includes fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.

(2) Includes assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees of this section.

The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted, and the Audit Committee may require the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved categories. In those instances, the Audit

65 Diodes Incorporated

Committee is required to specifically pre-approve such additional services before engaging the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to each of its members. Each member must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

66 Diodes Incorporated

PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2019 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2019 annual meeting of stockholders is expected to be held on or about May 21, 2019.

SEC Rule 14a-8 provides that any stockholder proposal to be included in the proxy statement for the Company’s 2019 annual meeting must be received by the Secretary of the Company at the Company’s office at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 on or before December 7, 2018, in a form that complies with applicable regulations. If the date of the 2019 annual meeting is advanced or delayed more than 30 days from the date of the 2018 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2019 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2019 annual meeting. Upon any determination that the date of the 2019 annual meeting will be advanced or delayed by more than 30 days from the date of the 2018 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

In addition, the Company’s Bylaws require advance written notice of nominations or other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8.  The Company must receive written notice of such nominations or other proposals to be presented at the 2019 annual meeting, at the address stated in the preceding paragraph, no earlier than the close of business on Tuesday, January 22, 2019 and no later than the close of business on Thursday, February 21, 2019.  If written notice of such nominations or other matters is not received within the time set forth in the Company’s Bylaws, the proxies solicited by the Board for the 2019 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2019 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2019 annual meeting is advanced or delayed more than 30 days from the anniversary date of the 2018 annual meeting, then if the stockholder proposal has not been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2019 annual meeting, the proxies will confer the authority set out in the preceding sentence.

Stockholders may suggest candidates for the Board. Stockholders who wish to request that the Governance Committee consider a candidate for election at the 2019 annual meeting should submit information about the candidate to the Governance Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2019 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Governance Committee to evaluate the proposed candidate in light of the criteria described in “Corporate Governance – Nominating Procedures and Criteria and Board Diversity.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting stockholder is eligible to vote at the 2019 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance Committee can make its evaluation.

67 Diodes Incorporated

ANNUAL REPORT AND FORM 10-K

The Company’s annual report to stockholders for the year ended December 31, 2017 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2017, 2016 and 2015.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2017 BY WRITING TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 4949 HEDGCOXE ROAD, SUITE 200, PLANO, TEXAS 75024, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.

Dated at Plano, Texas, this sixth day of April, 2018.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,

Secretary

68 Diodes Incorporated

MEETING MAP AND DRIVING DIRECTIONS

Diodes Incorporated

4949 Hedgcoxe Road

Plano, Texas 75024

T: 972-987-3900

F: 972-731-3510

Directions:

From Dallas/Ft. Worth International Airport (DFW):

Take Highway 121 Sam Rayburn Tollway (SRT) north for approximately 20 miles.

Exit Preston Drive (Texas 289 South) and turn right on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From Dallas Love Field Airport:

Turn left (east) on Mockingbird Lane and enter the Dallas North Tollway north for approximately 15 miles.

Exit Legacy Drive and turn right.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the North

Take North Dallas Tollway southbound.

Exit at Legacy Drive and turn left.

Turn left on to Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

From the East

Take Highway 121 Sam Rayburn Tollway (SRT) south.

Exit Preston Drive (Texas 289 South) and turn left on Preston Drive.

Continue on Preston Drive and turn left on Hedgcoxe Road.

Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road.

Diodes Incorporated Annual Meeting of Stockholders Date: May 22, 2018 Time: 10:00 a.m., Central Time Place: 4949 Hedgcoxe Road, Plano, Texas 75024 Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3. The Board of Directors recommends that you vote FOR the following proposals: For For For For For For For For Against Abstain For Against Abstain 2: Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation. For Directors Recommend Withhold 01 C.H. Chen 02 Michael R. Giordano 03 Keh-Shew Lu 04 Raymond Soong 05 Peter M. Menard 06 Christina Wen-chi Sung 07 Michael K.C. Tsai 1: Election of Directors For To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. For 3: Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Please separate carefully at the perforation and return just this portion in the envelope provided. Diodes Incorporated Annual Meeting of Stockholders May 22, 2018 10:00 a.m. (Central Time) This proxy is solicited by the Board of Directors VOTE BY: INTERNET call TELEPHONE Go To www.proxypush.com/diod • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. •Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 855-686-4804 MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided All votes must be received by 11:59 P.M., Central Time, May 21, 2018. PROXY TABULATOR FOR diodes incorporated P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

MEETING MAP AND DRIVING DIRECTIONS Diodes Incorporated 4949 Hedgcoxe Road, Plano, Texas 75024 T: 972-987-3900 F: 972-731-3510 Directions: From Dallas/Ft. Worth International Airport (DFW): Take Highway 121 Sam Rayburn Tollway (SRT) north for approximately 20 miles. Exit Preston Drive (Texas 289 South) and turn right on Preston Drive. Continue on Preston Drive and turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road. From Dallas Love Field Airport: Turn left (east) on Mockingbird Lane and enter the Dallas North Tollway north for approximately 15 miles. Exit Legacy Drive and turn right. Turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road. From the North Take North Dallas Tollway southbound. Exit at Legacy Drive and turn left. Turn left on Hedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road. From the East Take Highway 121 Sam Rayburn Tollway (SRT) south. Exit Preston Drive (Texas 289 South) and turn left on Preston Drive. Continue on Preston Drive and turn left onHedgcoxe Road. Diodes Incorporated is on the left-hand side at the corner of Preston Drive and Hedgcoxe Road. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice, the Proxy Statement and the Annual Report are available at www.proxydocs.com/diod. Diodes Incorporated Annual Meeting of Stockholders May 22, 2018 10:00 a.m. (Central Time) This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Diodes Incorporated (the “Company”) hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the annual meeting of stockholders of the Company (the “Meeting”) to be held on Tuesday, May 22, 2018, at the Company’s executive offices, located at 4949 Hedgcoxe Road, Plano, Texas 75024, at 10:00 a.m. (Central Time), and hereby nominates, constitutes and appoints Keh-Shew Lu and Richard D. White, and each of them, the attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Meeting, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Meeting or any adjournments or postponements thereof. THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTER AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. ABSENT SPECIFIC INSTRUCTIONS TO THE CONTRARY BY THE UNDERSIGNED WITH RESPECT TO CUMULATIVE VOTING, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE FULL DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED BY A PROPERLY SIGNED AND RETURNED PROXY CARD CUMULATIVELY FOR ALL OR LESS THAN ALL OF SUCH NOMINEES LISTED AND TO ALLOCATE SUCH VOTES AMONG ALL OR LESS THAN ALL SUCH NOMINEES (OTHER THAN NOMINEES FOR WHOM INSTRUCTIONS HAVE BEEN GIVEN TO WITHHOLD AUTHORITY) IN THE MANNER AS THE BOARD OF DIRECTORS SHALL RECOMMEND OR OTHERWISE IN THE PROXIES’ DISCRETION. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.